EXHIBIT 10.36

STOCK PURCHASE AGREEMENT

between

LIVE NATION WORLDWIDE, INC.

and

KEY BRAND ENTERTAINMENT INC.

Dated as of January 23, 2008

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of January 23, 2008 between Live Nation Worldwide, Inc., a Delaware corporation (“Seller”) and Key Brand Entertainment Inc a Delaware Corporation (“Purchaser”). Each of Seller and Purchaser is a “Party” and together, the “Parties”.

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of the following companies (each being referred to as a “Target Parent Company” and collectively referred to as the “Target Parent Companies”):

(i) Live Nation Theatrical Group, Inc. (f/k/a Pace Theatrical Group, Inc.), a Texas corporation;

(ii) Live Nation Family Holdings, Inc. (f/k/a SFX Family Holdings, Inc.), a Delaware corporation;

(iii) SFX Theatrical Group, Inc., a Delaware corporation; and

(iv) TCN Theatre Group, Inc., a Delaware corporation.

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a) “Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitrator.

(b) “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person; provided that for purposes of Sections 3.22 and 4.8 only, “Affiliate” shall have the meaning attributed to such term in the Competition Act (Canada).

(c) “Agreement” shall mean this Stock Purchase Agreement between Seller and Purchaser, including the Schedules and Exhibits hereto, as amended, modified or supplemented from time to time.

(d) “Agreed Manner and Methodology” shall mean the methodology normally used by the Target Group Companies to determine “Free Cash” as illustrated in Exhibit B attached hereto.

(e) “Auction” shall mean the process undertaken by Seller, its Affiliates, agents and representatives with respect to the potential disposition of the business, assets and operations of the Target Group Companies that has resulted in the execution of this Agreement.

(f) “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of Los Angeles (or for any action to be performed in Canada, the City of Toronto).

(g) “Canadian Employee” shall mean any Employee of the Canadian Subsidiaries.

(h) “Canadian Employee Benefit Plans” means any pension, retirement, bonus, profit sharing, incentive, stock purchase, stock option, stock appreciation, severance, change-of-control, savings, thrift, insurance, medical care, dental care, vision care, prescription drugs, hospitalization, disability, death or other similar program or practice providing benefits to Canadian Employees, other than any Canadian Union Plans and any Canadian Statutory Plans.

(i) “Canadian Statutory Plans” means statutory benefit plans that benefit Canadian Employees which the Target Group Companies are required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

(j) “Canadian Subsidiaries” shall mean each of the following Target Subsidiaries: Eagle Eye Entertainment, Inc., TTL and Theater Management Group - Toronto Corp.

(k) “Canadian Union Plans” means any and all pension and other benefit plans for the benefit of Canadian Employees which are not maintained, sponsored or administered by any of the Target Group Companies, and in respect of which the Target Group Companies are required to contribute pursuant to a collective agreement.

(l) “Capex Shortfall Amount” shall mean the amount, if any, by which the Expended Capex Amount is less than $1,924,005.

(m) “Closing” shall mean the closing of the sale and purchase of the Shares pursuant hereto.

(n) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(o) “Company Theaters” shall mean the Owned Theaters, the Leased Theaters and the Managed Theaters.

(p) “Confidentiality Agreement” shall mean the confidentiality agreement dated March 1, 2007 between Purchaser and Live Nation, Inc.

(q) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(r) “Employee” shall mean any employee of the Target Group Companies.

(s) “Employment Contract” shall mean any written employment agreement with an Employee that is binding upon any of the Target Group Companies and is not terminable by the employer on ninety (90) days’ notice or less without material cost or penalty.

(t) “Encumbrance” shall mean any security interest, pledge, mortgage, lien (statutory of otherwise), hypothec, charge or other encumbrance of any kind other than Permitted Encumbrances.

(u) “Environmental Laws” shall mean any Law currently in effect relating to the protection or restoration of the environment, to industrial hygiene, or to the treatment, storage, handling, presence, transport, disposal or management of Hazardous Materials.

(v) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(w) “ERISA Affiliate” shall mean, with respect to any Person, any other Person that, as of any relevant measuring date under ERISA, was or is required to be treated along with such Person as a single employer under Section 414 of the Code.

(x) “Expended Capex Amount” shall mean the sum of (i) $557,806 and (ii) the amount actually expended in cash after September 30, 2007 but prior to or on the Closing Date for the contractually required capital expenditures with respect to the Historic Theater Group’s theaters in Minneapolis and the France-Merrick (Hippodrome) Theater in Baltimore.

(y) “First Class Legitimate Theater” shall mean (i) in Boston, the first class theatres presently known as The Boston Opera House, The Shubert Theatre, The Wang, The Wilbur Theatre and any similar first class theatres subsequently constructed in the greater Boston, Massachusetts area, (ii) in Baltimore, the first class theatre presently known as The Opera House and any similar first class theatres subsequently constructed in the greater Baltimore area, (iii) in Minneapolis/Saint Paul, the first class theatres presently known as The Ordway, The Guthrie and any similar first class theatres subsequently constructed in the greater Minneapolis/Saint Paul area, and (iv) in Toronto, the first class theatres presently known as The Elgin Theatre, Hummingbird Center for The Performing Arts, Princess of Wales, Roy Thompson Hall, Royal Alexandra Theatre, Toronto Center for The Performing Arts, the Winter Garden Theatre, and any similar first class theatres subsequently constructed in the greater Toronto area.

(z) “Free Cash” shall mean, as of any date, the amount shown as “Free Cash” on the Target Group Companies internal balances sheets as prepared in the normal course of business and in a manner and utilizing a methodology consistent with the Agreed Manner and Methodology. For purposes of calculating the Free Cash of the Target Group Companies, the Free Cash of any Target Subsidiary that is less than wholly-owned, directly or indirectly, by the Target Parent Companies, will be multiplied by the Target Parent Companies’ then effective percentage share of that Target Subsidiary’s Free Cash before including the Free Cash of that Target Subsidiary in the calculation of Free Cash for the Target Group Companies. For example, if a Target Parent Company is entitled to receive 80% of cash distributions from a Target Subsidiary, then only 80% of that Target Subsidiary’s Free Cash will be included in the calculation of Free Cash of the Target Group Companies.

(aa) “Free Cash Estimated Deficit Amount” means the amount by which the Free Cash of the Target Group Companies, as reflected in the internally prepared monthly financial statements of the Target Group Companies as of December 31, 2007 that are prepared in the ordinary course and as calculated consistent with the Agreed Manner and Methodology, is less than $2,400,000.

(bb) “Free Cash Final Deficit Amount” means the amount by which the Free Cash of the Target Group Companies, as of the close of business on the Closing Date, is less than $2,400,000.

(cc) “GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time of the United States or Canada, as applicable.

(dd) “Governing Documents” shall mean, with respect to any business organization, those documents, instruments and agreements that govern the formation, ownership, management and/or operation of such business organization, including, without limitation, (i) in the case of a corporation, Articles of Incorporation, Bylaws, and any Shareholders Agreement, (ii) in the case of a limited liability company, a Certificate of Formation (or similar document) and any Operating Agreement (or similar document), and (iii) in the case of a partnership, a Certificate of Formation (or similar document), if any, and any Partnership Agreement (or similar document).

(ee) “Governmental Authority” shall mean any United States or Canadian federal, state, provincial, territorial or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any arbitrator, court, tribunal or judicial body, including state attorneys general, but excluding any such entity acting in the capacity of a lessor, licensor, licensee, owner or operator of any public gathering facility.

(ff) “Governmental Order” shall mean any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(gg) “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste defined, listed, or classified as such in any Environmental Law, including, without limitation, asbestos, petroleum, polychlorinated biphenyls, and urea-formaldehyde insulation.

(hh) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(ii) “Indebtedness” shall mean any indebtedness for borrowed money.

(jj) “Knowledge” shall mean (i) with respect to Purchaser, the actual knowledge (without independent inquiry) of the executive officers of Purchaser and (ii) with respect to Seller, the actual knowledge (without independent inquiry) of the following executive officers of Seller: Michael Rapino, Lee Ann Gliha, Kathy Willard and Michael Rowles.

(kk) “Law” shall mean any applicable statute, law, ordinance, regulation or rule of any Governmental Authority.

(ll) “Liabilities” shall mean any and all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured.

(mm) “Material Adverse Effect” shall mean, except as provided in the next succeeding sentence, any material adverse effect on (a) the business, assets, results of operations or financial condition of the Target Group Companies, taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated hereby. Notwithstanding the foregoing, a Material Adverse Effect will not include any effect (i) affecting companies engaged in all or any part of the Target Business generally, (ii) resulting from terrorist threats or other acts of hostility or from general economic, business, social, political or regulatory conditions, (iii) resulting from the announcement or performance of this Agreement, the transactions contemplated hereby or the Auction, (iv) resulting from any actions required under this Agreement to obtain any approval, waiver or consent from any Person or Governmental Authority, (v) resulting from changes made by the Target Group Companies in their accounting methods or principles of practice, as required by applicable Law or GAAP, (vi) resulting from the loss of services of any Employees or (vii) attributable to or caused by changes in the U.S. securities markets.

(nn) “Minneapolis Guaranty” shall mean that certain Guaranty Agreement executed by Seller in favor of the City of Minneapolis and dated as of December 1, 2005 in which Seller unconditionally guaranteed the full and prompt payment and performance of the obligations of the tenant under that certain Lease Agreement dated as of December 1, 2005 between the City of Minneapolis, as landlord, and Hennepin Theater Trust, as tenant.

(oo) “Minneapolis Liens” means the security interests created in favor of Seller pursuant to the Minneapolis Lien Documents on those assets of Historic Theatre Group, LLC and Live Nation Theatrical Group, Inc. relating to their respective operations in Minneapolis, including (i) the Management Agreement dated December 1, 2005 by and between Historic Theatre Group, LLC and Hennepin Theatre Trust and (ii) the Consulting Agreement dated December 1, 2005 between Live Nation Theatrical Group, Inc. and Hennepin Theatre Trust.

(pp) “Minneapolis Lien Documents” means the following documents executed in favor Seller to secure performance of the liabilities of Historic Theatre Group, LLC under a Loan Agreement dated of even date herewith relating to loans that may be extended in connection with the funding of obligations guaranteed by Seller pursuant to the Minneapolis Guaranty: (i) the Security Agreement dated December 1, 2005 and executed by Historic Theatre Group, LLC and Hennepin Theatre Trust in favor of Seller, as amended by the Security Agreement of even date herewith between Seller and Historic Theatre Group, LLC and (ii) that certain Security Agreement dated of even date herewith and executed by Historic Theatre Group, LLC and Live Nation Theatrical Group, Inc. in favor of Seller.

(qq) “Office Lease” shall mean a lease agreement, sublease agreement or other rental contract whereby a Target Group Company receives the right to occupy and possess office space for the conducting of normal office functions.

(rr) “Ordinary Course Agreements” shall mean (i) any presenting agreement with the show entered into by a Target Group Company in the ordinary course of business and consistent with past practices for one touring production in a BAA Market, (ii) any contract (other than the presenting agreement with the show) entered into by a Target Group Company in the ordinary course of business and consistent with past practices that relates to the presentation of one touring production in a BAA Market, (iii) any Ordinary Presenting Agreement and (iv) any contract entered into by Network Presentations, LLC in the ordinary course and consistent with past practices that relate to the production of a show, such as agreements with cast members, designers and directors, and that involve financial commitments consistent with the production budget for such show; provided that any agreement that would otherwise be covered under clause (ii) that contains fixed and/or contingent payments in excess of $200,000 payable to a single individual will not be an “Ordinary Course Agreement” for purposes hereof.

(ss) “Ordinary Presenting Agreement” shall mean a lease, license or similar arrangement entered into by a Target Group Company in the ordinary course of business in which a third party presenter or producer is given the right to present a specific theatrical production for a specified term in a Company Theater.

(tt) “Permitted Encumbrances” shall mean: (A) liens for Taxes, assessments and governmental charges or levies not yet subject to penalties for delinquent nonpayment or which are actively being contested, (B) Encumbrances in respect of property or assets imposed by Law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, (C) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (D) land use planning/zoning, building restrictions, entitlements, restrictive covenants and other land use and environmental regulations by any Governmental Authority, (E) rights of eminent domain or expropriation, as applicable, in respect of any real property unless notice of the exercise thereof has been previously provided to Seller or its Affiliates, (F) encumbrances that will be discharged or released prior to the Closing, (G) with respect to any real property, easements, rights in the nature of easements, restrictions, concessions, licenses, rights of access, covenants, servitudes, terms of governmental permits, minor survey exceptions, title defects, encroachments or irregularities and other Encumbrances which either (x) do not materially interfere with or materially restrict the current use and operation of such real property or (y) are required, necessary or useful in connection with the current use and operation of such real property, (H) as to any real property leased to a Target Group Company, any Encumbrance affecting the interest of the fee title owner of such real property, (I) such other encumbrances that are not substantial and do not materially detract from or interfere with the present or intended use of the asset in question, (J) liens given to a public utility or any governmental authority when required by such utility or governmental authority in connection with the operations of that Person in the ordinary course of business and (K) any conditions that would be shown by a current, accurate survey or physical inspection. With respect to real property located in Canada, the term “Permitted Encumbrances” shall include (i) any reservations, limitations, provisos and conditions expressed in any original grant from the Crown and (ii) all unregistered rights, interests and privileges in favour of the Crown under or pursuant to any applicable statute or regulation, provided the same do not arise as a result of some failure to comply with a governmental requirement.

(uu) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.

(vv) “Post-Closing Tax Period” means any Tax period beginning after the close of business on the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

(ww) “Purchased Presenting Business” shall mean the business of the Seller Group Companies in North America involving the operation of a subscription series for touring Theatrical Shows in various local markets, as currently being operated under the trade name of “Broadway Across America”.

(xx) “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

(yy) “Presenting Business” shall mean the type of business operated by the Seller Group Companies in North America involving the operation of a subscription series for touring Theatrical Shows in various local markets, as currently being operated under the trade name of “Broadway Across America”.

(zz) “Prime Rate” the base lending rate posted by 75% of the largest banks in the United States as published daily in the Wall Street Journal.

(aaa) “Proprietary Right” shall mean any copyright, trademark, service mark, trade name, brand name, logo, domain name, URL, or custom software application currently being used by the Target Group Companies in the Target Business.

(bbb) “Regulations” shall mean the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

(ccc) “Return or Returns” shall mean all returns, declarations, reports, claims for refund or information returns or statements, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority.

(ddd) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(eee) “Seller Bank Account” shall mean one or more bank accounts to be designated by Seller in a written notice to Purchaser at least two (2) Business Days before the Closing.

(fff) “Seller Group Companies” shall mean the Seller and all of the Seller’s Affiliates other than the Target Group Companies.

(ggg) “Seller Group Company” shall mean any one of the Seller Group Companies.

(hhh) “Seller’s Senior Lender Agent” means JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders under the Senior Facility.

(iii) “Senior Facility” shall mean the Credit Facility (as amended) created in favor of Seller and its Affiliates pursuant to that certain Amended and Restated Credit Agreement dated as of June 29, 2007 by and among Live Nation, Inc., Seller and others, as borrowers, and JPMorgan Chase Bank, N.A., as Administrative Agent, and others.

(jjj) “Senior Facility Liens” shall mean the liens and security interests that secure the repayment of the Senior Facility.

(kkk) “Senior Lender Waiver” shall mean that Seller’s Senior Lender Agent has agreed, in writing, to release, at the Closing, (i) the Senior Facility Liens on the Shares and on the Target Group Assets and (ii) all of the Target Group Companies from all liabilities in respect of the Senior Facility.

(lll) “Separate Return or Return(s)” shall mean any Return that is not a consolidated, combined or unitary Return.

(mmm) “Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

(nnn) “Target Business” shall mean the Venue Business and the Purchased Presenting Business.

(ooo) “Target Group Assets” shall mean all of the assets of the Target Group Companies other than the Excluded Assets.

(ppp) “Target Group Companies” shall mean the Target Parent Companies and the Target Subsidiaries.

(qqq) “Target Group Company” shall mean any one of the Target Group Companies.

(rrr) “Target Subsidiaries” shall mean Networks Presentations LLC and all corporations, partnerships, limited liability companies and other entities with respect to which the Target Parent Companies, directly or indirectly, own 50% or more of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity.

(sss) “Target Subsidiary” shall mean any one of the Target Subsidiaries.

(ttt) “Tax” or “Taxes” shall mean all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment-related, use, property, real estate, escheat, excise, license, value added, estimated, stamp, utility, alternative or add-on minimum, environmental, withholding and any other taxes, duties, levies or assessments, together with all interest, penalties and additions attributable to or imposed with respect to such amounts.

(uuu) “Tax Authority” and “Taxing Authority” shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

(vvv) “Theatrical Show” shall mean a live entertainment event featuring a professional Broadway-type dramatic and/or dramatic-musical attraction of the type presented on Broadway.

(www) “TTL” shall mean Toronto Theater Ltd., an Ontario corporation and one of the Target Subsidiaries.

(xxx) “TTL Debt” shall mean the outstanding Indebtedness owed by TTL to the Seller in the current principal amount of the TTL Debt Amount.

(yyy) “TTL Debt Amount” shall mean $24,500,000, which represents the aggregate outstanding principal amount of the TTL Debt as of the date hereof.

(zzz) “Venue Business” shall mean the business of owning, operating or managing the Company Theaters but excluding any activities related to the Purchased Presenting Business being conducted in the Company Theaters.

SECTION 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Active Theatrical Investment	3.6(b)
Acquisition Transaction	5.16(i)
Agreed Manner and Methodology	1.1(y)
Applicable Chicago Theaters	5.16(h)
Arbitrating Accountant	2.3(b)(iii)
Assumption Agreement	5.12(a)
Auction Confidentiality Agreements	5.10(e)
BAA Markets	3.9
Back-to-Back LCs	5.12(c)(i)
Bank	2.1(f)
BIC Chicago Ownership Covenant	5.16(h)(iii)
BIC Transaction	5.16(h)(iv)
Boston Playhouse Lien	9.2(a)(iii)
Canadian Employee Benefit Plans	3.14(a)
Cash Closing Payment	2.1(d)
Closing Date	2.2
“commercially reasonable efforts”	5.1(b)
Continued Employees	6.1(a)
Customer Database	5.15
Deposit Escrow Funds	2.1(f)
DOJ	5.3(c)
Due Date	5.17(a)
Elections	7.1(a)
Employee Benefit Plans	3.14(a)
Equity Consideration	2.1(b)
Excluded Assets	5.11
Financial Statements	3.7(a)(iv)
First Party	9.4(e)
Free Cash Statement	2.3(b)(i)
FTC	5.3(c)
Governmental Conditions	5.3(c)
Historical TM Allocation Methodology	5.13(c)
Incidental	5.16(c)
Indefinitely Surviving Representations	9.1
Indemnified Party	9.2(c)
Indemnifying Party	9.2(c)
Insurance Policies	3.19
Interest Commencement Date	2.1(c)
Lease	3.10(a)
Leased Theaters	3.10(a)
LN Guarantees	5.12(a)
LN LCs	5.12(b)
LN Marks	5.7
Local Presenter	3.9
Local Venue	3.9
Loss(es)	9.2(a)
Managed Theaters	3.10(a)
Minneapolis Excluded Obligations	5.12(a)
Minneapolis Theaters	5.16(i)
Multiemployer Plan	3.14(b)

Note Purchaser	2.1(b)(i)(B)
Outside Date	10.1(a)
Owned Theaters	3.10(a)
Party/Parties	Preamble
Property Taxes	9.4(c)(i)
Purchaser	Preamble
Purchaser Plans	6.2
Purchaser Tax Act	9.4(a)
Records	5.10(b)
Replacement LCs	5.12(b)
Retained Amount	5.17
Refusal Notice	2.2(b)
Second Party	9.4(e)
Section 338 Allocation	7.1(c)
Section 338 Forms	7.1(b)
Seller	Preamble
Seller Confidential Information	5.10(c)
Shares	Recitals
Target Parent Companies	Recitals
Tax Amount	5.17(e)
Tax Claim	9.4(e)
TCN Price	2.4(h)
TCN Shares	2.4(h)
Third Party Claims	9.2(c)
Total Consideration Amount	2.1(a)
Transition Services Agreement	5.14
Unreturned LC	5.12(c)(i)

SECTION 1.3 Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares. The aggregate consideration for the Shares, including acceptance of the Shares with the TTL Debt outstanding, shall be $90,400,000 (the “Total Consideration Amount”), which shall be payable as more fully described below.

(b) Purchaser will pay to Seller at the Closing, a net purchase price (the “Equity Consideration”) equal to (i) the Total Consideration Amount; (ii) less the TTL Debt Amount; (iii) less the Free Cash Estimated Deficit Amount as provided in Section 2.3(a)(i), and (iv) less the Capex Shortfall Amount.

(c) In addition, Purchaser will accept the transfer and assignment of the Shares with the TTL Debt outstanding and make arrangements to pay the TTL Debt Amount to the Seller in cash at the Closing. At the option of Purchaser, the payment of the TTL Debt Amount at the Closing will be made either as—

(i) a payment and discharge by TTL of the TTL Debt; or

(ii) a purchase of the TTL Debt from Seller by a financing source (the “Note Purchaser”) of the Purchaser and/or TTL.

(d) In addition to the payment of the TTL Debt Amount and the Equity Consideration (collectively, the “Cash Closing Payment”), the Purchaser shall also be required (i) to assume certain of the obligations of Seller under the LN Guarantees as required by Section 5.12(a) and (ii) issue letters of credit as required by the provisions of Section 5.12(b) and (c). The Cash Closing Payment shall be paid without reduction or offset for any amount relating to any of the Excluded Assets.

(e) [Intentionally deleted].

(f) Upon execution of this Agreement, Purchaser shall provide written instructions to Wells Fargo Bank, National Association (“Bank”) to pay to Seller by wire transfer the Seven Million Five Hundred Thousand Dollar ($7,500,000.00) deposit (and any undistributed interest held by Bank in respect of such deposit) (such deposit, together with any undistributed interest earned thereon, herein called the “Deposit Escrow Funds”) that was previously deposited by Purchaser with Bank pursuant to an escrow agreement related to this transaction and entered into by and among Purchaser, Seller and Bank. The Deposit Escrow Funds shall be applied towards the Purchaser’s payment obligations at the Closing.

SECTION 2.2 Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held at the offices of Jeffer, Mangels, Butler & Marmaro, LLP, 1900 Avenue of the Stars, Los Angeles, California 90067, 10:00 a.m. Pacific Time on the date of the execution of this Agreement (or at such other place or at such other time as Seller and Purchaser may mutually agree upon in writing) (the day on which the Closing takes place being referred to herein as the “Closing Date”).

SECTION 2.3 Adjustments to the Total Consideration Amount for Free Cash Deficit.

(a) Seller shall pay to Purchaser, as a downward adjustment to the Total Consideration Amount, the Free Cash Final Deficit Amount as follows:

(i) As a deposit against Seller’s obligation under this Section 2.3(a), Purchaser is authorized to reduce the amount otherwise payable at the Closing pursuant to Section 2.1(a) hereof by the Free Cash Estimated Deficit Amount.

(ii) Within five (5) business days following the date upon which the amount of Free Cash as of the close of business on the Closing Date is finally determined in accordance with the provisions of Section 2.3(b), the payment obligation of Seller pursuant to this Section 2.3(a) will be settled as follows:

(A) If the Free Cash Final Deficit Amount exceeds the Free Cash Estimated Deficit Amount, then Seller will pay the amount of such excess to Purchaser.

(B) If the Free Cash Estimated Deficit Amount exceeds the Free Cash Final Deficit Amount, then Purchaser will pay the amount of such excess to Seller.

(b) The Free Cash Final Deficit Amount shall be determined in accordance with the following provisions:

(i) Seller shall prepare a written statement setting forth a determination of Free Cash of the Target Group Companies as of the close of business on the Closing Date (the “Free Cash Statement”) with reasonable detail reflecting the calculation of Free Cash and the components thereof as of such date. The Free Cash Statement shall be prepared by or at the direction of the Seller. Seller shall use reasonable efforts to cause the Free Cash Statement to be delivered to Purchaser within forty-five (45) days following the Closing Date. Purchaser shall make available to Seller, and its accountants and other representatives, such information, books, records, and personnel of the Target Group Companies and provide such assistance as Seller shall reasonably request at any time during the preparation by Seller of the Free Cash Statement.

(ii) Before finalization, the Free Cash Statement must be mutually agreed upon by Seller and Purchaser.

(iii) If Seller and Purchaser are unable to resolve any dispute concerning the contents of the Free Cash Statement within the thirty (30) day period following delivery by Seller to Purchaser of the Free Cash Statement, a mutually approved Big 4 Accounting Firm that does not regularly perform services for the Seller Group Companies or the Purchaser or its Affiliates (the “Arbitrating Accountant”) shall be engaged as arbitrator hereunder to settle such dispute as soon as practicable. In connection with the resolution of any such dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant’s function shall be to review only those items which are in dispute and to resolve the dispute with respect to such items. The Arbitrating Accountant’s award with respect to any such dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. The fees and expenses of the Arbitrating Accountant shall be allocated between Seller, on the one hand, and Purchaser, on the other hand, so that (A) Seller shall pay an amount equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is successfully disputed by Purchaser (as determined by the Arbitrating Accountant), and the denominator of which is the total value in dispute and (B) Purchaser shall pay the remaining portion of such fees and expenses that are not payable by Seller.

(iv) Purchaser and Seller shall cooperate with one another in connection with providing information to one another relating to the calculation of the Free Cash Final Deficit Amount.

SECTION 2.4 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a)(i) stock certificates evidencing the Shares duly endorsed in blank by an authorized officer of Seller, or accompanied by stock powers duly executed in blank by an authorized officer of Seller, in form reasonably satisfactory to Purchaser and (ii) a receipt for the payment of the Equity Consideration;

(b)(i) the original signed promissory note evidencing the TTL Debt endorsed “paid in full” if Purchaser chooses the option described in Section 2.1(c)(i) or endorsed “pay to the order of Note Purchaser without recourse” if Purchaser chooses the option described in Section 2.1(c)(ii) and (ii) a receipt for the payment of the TTL Debt Amount;

(c)(i) the resignations of the directors of the Target Group Companies as required by Section 5.9(a) and (ii) the instrument of release executed by Seller as required by Section 5.9(b);

(d) executed counterparts of the Transition Services Agreement (if required pursuant to Section 5.14);

(e) To the extent obtained, written consent from the counterparty to each contract listed on Schedule 3.3 consenting to the sale of the Shares by Seller to Purchaser and releasing any claim that it may have to (i) treat the transfer of the Shares by Purchaser to Seller as a breach of the applicable contract and/or (ii) terminate the applicable contract by reason of the sale of the Shares by Seller to Purchaser; and

(f) if obtained, a certificate issued by the Minister of National Revenue of Canada under subsection 116(2) of the Income Tax Act (Canada) with a certificate limit at least equal to the portion of the Equity Consideration payable by Purchaser to Seller to acquire the Shares of TCN Theatre Group, Inc. (“TCN Shares”) as indicated in Section 2.6 hereof (“TCN Price”).

SECTION 2.5 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(a) A signed letter of instruction to Bank directing Bank to deliver the Deposit Escrow Funds to Seller as described in Section 2.1(f);

(b) the Closing Cash Payment, less the amount of the Deposit Escrow Funds, by wire transfer in immediately available funds to the Seller Bank Account;

(c) a receipt for the Shares and for the original signed promissory note evidencing the TTL Debt;

(d) the instrument of release executed on behalf of the Target Parent Companies as required by Section 5.9(c);

(e) the Assumption Agreement referred to in Section 5.12(a) reasonably satisfactory to Purchaser and Seller;

(f) evidence reasonably satisfactory to Seller that Purchaser has caused letters of credit to be issued as required by the provisions of Section 5.12(b) and (c); and

(g) executed counterparts of the Transition Services Agreement (if required pursuant to Section 5.14).

SECTION 2.6 Allocation of Equity Consideration Among the Target Parent Companies. Purchaser and Seller agree that the Equity Consideration is allocable, based upon the relative fair market values of the Shares of each of the Target Parent Companies, between the TCN Shares and the Shares of the other Target Parent Companies as set forth in Schedule 2.6. Each party hereto agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation of the Equity Consideration between the TCN Shares and the Shares of the other Target Parent Companies that differs from the foregoing allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

SECTION 3.1 Organization. Seller is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Target Group Companies is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (reference to good standing of any Canadian entity refers only to the fact that it has a certificate of compliance or equivalent) under the laws of its jurisdiction of organization, has all requisite power to own its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such license or qualification necessary, except where the failure to be so licensed or to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the Governing Documents of the Target Parent Companies have been made available to Purchaser.

SECTION 3.2 Authority; Enforceability. Seller has the corporate power and authority to execute and deliver this Agreement and the Transition Services Agreement and perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transition Services Agreement and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Transition Services Agreement have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitute legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.3 Non-Contravention. Except as set forth in Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the Transition Services Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Governing Documents of the Target Parent Companies, (b) subject to Section 3.4, conflict with or violate any Law or Governmental Order applicable to the Seller Group Companies, the Target Group Companies or any of their respective assets or properties, except for such conflicts or violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) conflict with, result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the Shares or on any of the Target Group Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which any of the Seller Group Companies or the Target Group Companies is a party or by which any of the Shares or any of the Target Group Assets is bound or affected, except for such conflicts, breaches, defaults, consents, rights and Encumbrances, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (d) require any consent under any of the operating agreement for Networks Presentations LLC, the operating agreement for The Booking Group, LLC or the agreements described under Section 3.11(a)(iii) and (vii).

SECTION 3.4 Governmental Consents. Except as set forth in Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and the Transition Services Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority in connection with the consummation of the transactions contemplated herein or therein, except for (i) filings under the HSR Act, (ii) if required, the notification and/or review requirements under the Competition Act (Canada) and the Investment Canada Act, (iii) the application to and consent of the Alcohol & Gaming Commission of Ontario to the transfer of the Canon Theatre Liquor License, (iv) those that may be required by the nature of the business or ownership of Purchaser and its Affiliates and (v) those the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.5 Capital Stock of the Target Parent Companies. Set forth on Schedule 3.5 is the number of authorized, issued and outstanding shares of capital stock of each Target Parent Company and its jurisdiction of incorporation. All of the issued and outstanding shares of capital stock of the Target Parent Companies are, or at the Closing will be, owned of record free and clear of any Encumbrances by Seller. Except as set forth on Schedule 3.5: (i) all of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights; (ii) there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any shares of the capital stock of the Target Parent Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of the Target Parent Companies; and (iii) the transfer and delivery of the Shares by Seller to Purchaser as contemplated by this Agreement will transfer good title to the Shares to Purchaser, free and clear of all Encumbrances, except Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates.

SECTION 3.6 Target Subsidiaries and Equity Investments.

(a) Schedule 3.6(a) lists each of the Target Subsidiaries. Set forth on Schedule 3.6(a) is the number of authorized, issued and outstanding shares of capital stock of each Target Subsidiary that is a corporation (or a list of outstanding ownership interests for other entities) and its jurisdiction of organization. Except as set forth in Schedule 3.6(a), all the outstanding shares of capital stock or other equity interests of each of the Target Subsidiaries have been validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned of record by one of the Target Group Companies free and clear of any Encumbrances. Except as set forth on Schedule 3.6(a), there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any shares of the capital stock or other equity interests of any Target Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity interests of any Target Subsidiary.

(b) Schedule 3.6(b) sets forth a true, correct and complete list of (i) all of the Target Group Company’s investments in currently active theatrical productions (the “Active Theatrical Investments”), (ii) the book value, as of the date indicated thereon, for each Active Theatrical Investment and (iii) the agreements (oral or written) that create or govern the ownership interest of the Target Group Companies in each Active Theatrical Investment. The Target Group Companies own good and valid title to each Active Theatrical Investment, and none of the Active Theatrical Investments are subject to any lien or pledge to secure any debts, liabilities or obligations of any Person. Except as indicated on Schedule 3.6(b), the execution, delivery and performance by Seller of this Agreement do not and will not violate, conflict with or result in the breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the Active Theatrical Investments pursuant to, any document, agreement or contract that creates or governs the ownership interest of the Target Group Companies in the Active Theatrical Investments.

(c) Except as set forth on Schedule 3.6(c), there is no corporation, partnership or other entity in which the Target Parent Companies, directly or indirectly, own any material equity interest other than (i) the Target Subsidiaries and (ii) investments in active or inactive theatrical productions.

SECTION 3.7 Financial Information.

(a) Seller has delivered to Purchaser accurate and complete copies of the audited consolidated or combined balance sheets of the Target Group Companies as of December 31, 2005 and December 31, 2006, and the related audited consolidated or combined statements of income, owners’ equity and cash flows for each of the years then ended, and the notes and schedules thereto, prepared in conformity with GAAP, together with the reports thereon of Ernst & Young, independent public accountants (all of the foregoing being herein collectively called the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Target Group Companies in conformity with GAAP applied on a basis consistent in all material respects with preceding years throughout the periods involved and (ii) fairly present, in all material respects, the consolidated or combined financial position of the Target Group Companies as of the respective dates thereof and the consolidated or combined results of operations and cash flows of the Target Group Companies for the periods then ended.

(c) The Target Group Companies have not operated as separate “stand alone” entities within Seller’s affiliated group. As a result, the Financial Statements include allocations to the Target Group Companies of certain allocated charges and credits in accordance with Seller’s customary practices. Such charges and credits do not necessarily reflect (i) the amounts that would have resulted from arms-length transactions or (ii) all of the expenses, costs and charges that would be necessary to properly operate the business of the Target Group Companies as a “stand alone” business.

(d) Except as set forth in Schedule 3.7(d) and for Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no Liabilities of any of the Target Group Companies of the nature required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, other than the TTL Debt and Liabilities (i) reflected or reserved against on the audited consolidated or combined balance sheet of the Target Group Companies as of December 31, 2006 or (ii) incurred since December 31, 2006 in the ordinary course of business.

SECTION 3.8 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or the Transition Services Agreement or as described on Schedule 3.8, since December 31, 2006 and through the date of this Agreement, the Target Group Companies have conducted their respective businesses in all material respects only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as described on Schedule 3.8, none of the Target Group Companies has since December 31, 2006:

(i) had a Material Adverse Effect occur;

(ii) merged or consolidated with, or acquired an interest in, any Person or otherwise acquired any material assets, except for acquisitions in the ordinary course of business consistent with past practice;

(iii) sold or otherwise disposed of any material properties or assets, except for dispositions in the ordinary course of business consistent with past practice;

(iv) incurred, assumed or guaranteed any Indebtedness, except for intercompany obligations undertaken in the ordinary course of business with other Target Group Companies or with Seller Group Companies;

(v) mortgaged, pledged or encumbered any material assets, other than pursuant to Permitted Encumbrances;

(vi) issued, sold or redeemed any capital stock or other equity interests, notes, bonds or other securities, or any option, warrant or other right to acquire the same;

(vii) made any capital expenditure or commitment for any capital expenditure other than capital expenditures or commitments made or undertaken (x) in connection with any emergency repair, force majeure event or other unforeseen circumstance beyond the control of the Target Group Companies or (y) for maintenance, upkeep or repairs at the Company Theaters consistent with past practices or with the most recent capital expenditures forecast for the Venue Business;

(viii) increased the compensation or benefits payable to its Employees except for increases in compensation or benefits in the ordinary course of business consistent with past practice;

(ix) amended its Governing Documents; or

(x) entered into any contract or other agreement to do any of the foregoing.

SECTION 3.9 Subscription Markets. The Target Group Companies currently operate or manage an annual “Broadway Theater” subscription series under the trade name “Broadway Across America” in each of the markets listed on Schedule 3.9 (the “BAA Markets”). Schedule 3.9 also indicates the following information for each BAA Market:

(a) The local party, if any, that participates with the Target Group Companies in the presentation of the theatrical events included in the subscription series in such BAA Market (the “Local Presenter”);

(b) The venue or venues in such BAA Market at which substantially all of the theatrical events included in the subscription series in such BAA Market are presented (the “Local Venue”);

(c) The dates of commencement and expiration of any agreements governing these relationships and a summary of the renewal provisions (if any);

(d) [intentionally left blank]; and

(e) A schedule by market showing any special services or benefits or other obligations required to be performed with respect to some or all of the Advance Unearned Subscriptions, other than provision of the theater seat itself. For purposes of illustration only and without intending to limit this provision in any way, such obligations may include free parking for “Patron Club” members; cocktail receptions in advance of the show etc.

SECTION 3.10 Properties.

(a) Theaters. Other than the Office Leases, Schedule 3.10(a) contains (A) a complete and correct list of all real estate properties that are owned, leased or managed by any of the Target Group Companies and (B) a designation as to which of those properties is (i) owned by a Target Group Company (the “Owned Theaters”), (ii) leased to a Target Group Company (“Leased Theaters”) or (iii) managed by, but not leased to, a Target Group Company (the “Managed Theaters”). In this connection, the following matters are true and correct:

(i) Good and indefeasible title to each of the Owned Theaters is owned by the specific Target Group Company indicated on Schedule 3.10(a), free and clear of all Encumbrances other than leases and other encumbrances listed on Schedule 3.10(b) and Ordinary Presenting Agreements.

(ii) Schedule 3.10(a) also sets forth a list, for each of the Leased Theaters, of the real property lease, including all amendments thereto, under which the leasehold estate in favor of a Target Group Company has been created (each such real property lease, as amended, being herein called a “Lease” and collectively the “Leases”), and except as set forth thereon, (i) each Lease is a valid and subsisting agreement and is in full force and effect in accordance with the terms thereof, (ii) the Target Group Company designated thereon enjoys peaceful and quiet possession of such Leased Theater, and (iii) there has not been any material default (beyond any applicable notice, grace or cure period) under any Lease by the lessee or, to the Seller’s Knowledge, the lessor thereunder, in each case except for defaults which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The rental set forth in each Lease is the actual rental being paid, and except as listed on Schedule 3.10(a), there are no separate agreements or understandings with respect to the same.

(iii) Schedule 3.10(a) also sets forth a list, for each of the Managed Theaters, of the agreements, including all amendments thereto, under which the Target Group Companies manage such Managed Theaters and/or are granted the right to present events in such Managed Theater (each such management agreement and/or presenting rights agreement, as amended, being herein called a “Management Agreement” and collectively the “Management Agreements”), and except as set forth thereon, (i) each Management Agreement is a valid and subsisting agreement and is in full force and effect in accordance with the terms thereof and (ii) there has not been any material default (beyond any applicable notice, grace or cure period) under any Management Agreement by the manager thereunder or, to the Seller’s Knowledge, the other party thereunder, in each case except for defaults which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The management fees, remuneration, revenue sharing and other amounts payable by or to the Target Group Companies under each Management Agreement are the actual amounts being paid, and except as listed on Schedule 3.10(a), there are no material separate agreements or understandings with respect to the same.

(b) Current Use of Company Theaters. Except as set forth on Schedule 3.10(b), to Seller’s Knowledge, the current use of each of the Company Theaters does not violate the certificate of occupancy thereof (if any), any applicable deed restrictions or any local zoning or similar land use or government regulations in any way that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has not received, as of the date hereof, any written notice of any: (1) condemnation proceedings or eminent domain proceedings pending or threatened against any of the Company Theaters; (2) work orders or deficiencies pursuant to municipal bylaws, the Ontario Building Code or the Ontario Fire Code which might result in the condemnation of a Company Theater; or (3) expropriation proceedings pending or threatened against any of the Company Theaters. Except as set forth in Schedule 3.10(b) and except for Ordinary Presenting Agreements, (i) none of the Leased Theaters or Owned Theaters are leased or subleased to any third party and (ii) no third party has any right of possession or similar interest in or to the Leased Theaters (except for the lessor of any Leased Theater as set forth in the applicable Lease) or the Owned Theaters. None of the Target Group Companies is in breach of or default under any of the leases or subleases that are listed on Schedule 3.10(b) and, to the Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default by any of the Target Group Companies under any such lease or sublease, other than an immaterial breach or default.

(c) Survey and Title Insurance. The Target Group Companies have provided to the Purchaser, with respect to each of the Company Theaters, a true, correct and complete copy of all of the following that exist and are in the possession of the Seller or its Affiliates:

(i) the most recently prepared survey reflecting the actual dimensions of, and area within, the real property on which such Company Theater is located and the location of all easements, set-back lines, encroachments or overlaps thereon or thereover, and the outside boundary lines of all improvements; and

(ii) the most recently issued policy of title insurance in favor of a Target Group Company and covering such Company Theater.

(d) No Liens on Assets. Other than the Minneapolis Liens, the Senior Facility Liens and the Boston Playhouse Lien, none of the assets of the Target Group Companies are subject to any lien or pledge given to secure the debts, liabilities or obligations of any Person.

SECTION 3.11 Contracts.

(a) Principal Contracts. Except for contracts relating to investments in active or inactive theatrical productions and the contracts listed on Schedule 3.11(a), as of the date of this Agreement, none of the Target Group Companies is a party to, or otherwise bound by, any:

(i) other than agreements with Local Presenters or Local Venues that restrict the operation of the Purchased Presenting Business in the BAA Market covered by such agreement, any contract containing covenants limiting the freedom of the Target Group Companies after the date hereof to (x) engage in any line of business in any geographic area, or (y) compete with any Person, in each case, the violation of which would materially impair the operation of the business of the Target Group Companies, taken as a whole;

(ii) partnership, limited liability company or joint venture agreements;

(iii) contract granting the right to, or requiring, any of the Target Group Companies to present any touring production of any Theatrical Shows, including family or children’s Theatrical Shows, in multiple BAA Markets;

(iv) contract or commitment that requires any of the Target Group Companies to provide advertising privileges or exposure to any third party sponsor in any single BAA Market that involves the payment of cash, services or other consideration by such third party sponsor;

(v) Employment Contract;

(vi) Office Lease that is not terminable by the Target Group Companies on ninety (90) days’ notice or less without cost or penalty;

(vii) contract with a Local Presenter or with the owner of a Local Venue that governs the subscription series operated or managed by the Target Group Companies in a BAA Market;

(viii) mortgage, pledge, security agreement, deed of trust or other instrument creating or purporting to create an Encumbrance (other than the documents creating the Minneapolis Liens and the Senior Facility Liens);

(ix) contract (other than this Agreement) for the sale of any assets of the Target Group Companies after the date hereof;

(x) other than guarantees of the Senior Facility, guaranty of Indebtedness owed by any Person (other than by a Target Group Company);

(xi) contract granting to any third party ticketing vendor the right, as agent for the Target Group Companies, to sell tickets to events presented by any of the Target Group Companies; or

(xii) contracts (other than Ordinary Course Agreements and the types of contracts described in the preceding clauses of this Section 3.11(a)) which require payments by the Target Group Companies after the date hereof in excess of $200,000 (individually or in the aggregate) during any one-year period and which is not otherwise described in this Agreement, listed on the Schedules hereto or terminable by the Seller Group Companies on notice of ninety (90) days or less without penalty.

(b) No Defaults on Principal Contracts. Except as set forth on Schedule 3.11(b), none of the Target Group Companies is (and, to Seller’s Knowledge, no other party is) in breach of or default under any contract listed on Schedule 3.11(a), and to the Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default thereunder, other than an immaterial breach or default.

(c) Each Target Group Company is a party to each contract currently used in the operation or conduct of such Target Group Company’s business.

SECTION 3.12 Compliance with Law. Except as disclosed on Schedule 3.12, to Seller’s Knowledge, the Target Group Companies are in compliance with all Laws applicable to them, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.13 Litigation. Except as disclosed on Schedule 3.13, as of the date of this Agreement, (i) there are no Actions pending or, to Seller’s Knowledge, threatened against the Seller Group Companies or the Target Group Companies, and (ii) neither the Seller Group Companies nor any of the Target Group Companies is a party to or subject to or in default under any Governmental Order.

SECTION 3.14 Employees.

(a) Other than the Canadian Employee Benefit Plans, the Canadian Union Plans and the Canadian Statutory Plans, Schedule 3.14 identifies each “employee benefit plan,” as defined in Section 3(3) of ERISA, each management, agency, employment, consulting, severance or other similar contract, arrangement or policy and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan, program, agreement, commission, profit sharing, bonus or incentive plan, or arrangement, excluding the Employment Contracts, that is currently maintained by, contributed to or required to be contributed to by Seller, its ERISA Affiliates or the Target Group Companies for the benefit of the Employees (collectively, the “Employee Benefit Plans”). The Seller has made available to the Purchaser true, correct and complete copies of each Canadian Employee Benefit Plan. Except as set forth on Schedule 3.14 and except as would not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, to Seller’s Knowledge (i) there is no pending or threatened material litigation or administrative proceeding relating to any Employee Benefit Plan or Canadian Employee Benefit Plan; (ii) there is no material unfair labor practice proceeding or labor arbitration proceeding pending or threatened against the Target Group Companies; (iii) all Employee Benefit Plans have been established, maintained, operated, and administered in accordance with their respective terms and in material compliance with all applicable provisions of ERISA, the Code, and all other Laws; and (iv) all reports and returns required to be filed with any Governmental Authority and all information required to be provided to participants with respect to the Employee Benefit Plans and the Canadian Employee Benefit Plans have been timely and properly filed or provided.

(b) Each Employee Benefit Plan intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, both as to form and operation and has received a favorable determination letter from the Internal Revenue Service as to its qualification that is current as of the Closing except for changes required by the Economic Growth and Tax Relief Reconciliation Act (with respect to which good faith amendments have been made), and each trust created thereunder which is intended to be exempt from federal income tax under Section 501(a) of the Code is, and has been so exempt from the date of its establishment, and to the Seller’s Knowledge, no event has occurred or condition exists that could adversely affect the qualified status of any Employee Benefit Plan or the exempt status of any such trust

(c) Except as set forth on Schedule 3.14, (i) the Target Group Companies are not party to or subject to any collective bargaining agreement with any labor union and there are no certification applications outstanding respecting the employees of the Target Group Companies, nor are there any voluntary recognition agreements, or any Knowledge of any union organizing campaigns respecting the employees of the Target Group Companies, (ii) there is no labor strike, stoppage or lockout actually pending or threatened against the Target Group Companies; and (iii) none of the Target Parent Companies nor any ERISA Affiliate maintains, administers, contributes to or is required to contribute to any “multiemployer plan” as defined in sections 4001(a)(3) and 3(37) of ERISA that covers one or more Employees (each a “Multiemployer Plan”).

(d) Except as set forth on Schedule 3.14, none of the Target Group Companies and ERISA Affiliates has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability of any of the Target Group Companies.

(e) Except as set forth on Schedule 3.14, all contributions required to be made by any of the Target Parent Companies or any ERISA Affiliate to each Multiemployer Plan on behalf of one or more current or former Employees have been made when due.

(f) Except as set forth on Schedule 3.14, Seller has received no written notice that: (A) a Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result in any liability of the Target Group Companies under Title IV of ERISA; or (B) any proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate any Multiemployer Plan.

(g) Except as set forth on Schedule 3.14, to Seller’s Knowledge (i) the Canadian Employee Benefit Plans are duly registered where required, and are in good standing under all applicable laws including all Tax Laws where the same is required for preferential treatment; (ii) no fact or circumstance exists that would reasonably be expected to have a Material Adverse Effect on the preferential tax treatment ordinarily accorded to any such Canadian Employee Benefit Plan; (iii) all employer and employee contributions and premiums required to be paid under the terms of each Canadian Employee Benefit Plan or by applicable Law to the date hereof have been paid or accrued; and (iv) each Canadian Employee Benefit Plan that is a funded plan is funded in material compliance with the terms of such Employee Benefit Plan and all applicable Laws, and no material past service funding liabilities exist thereunder.

(h) All contributions and premiums required to be paid to all Canadian Statutory Plans have been paid by the Target Group Companies in accordance with Applicable Laws.

(i) Schedule 3.14 attached hereto contains a true and correct list of (i) all full time employees of the Target Group Companies (and employees of the Seller Group Companies who primarily work for the Target Group Companies) as of September 30, 2007, (ii) the current base compensation for each such employee and (iii) the amount of the bonus paid to date for each such employee with respect to calendar year 2006.

SECTION 3.15 Proprietary Rights. Schedule 3.15 contains a list of any registrations or applications for registration for Proprietary Rights that are (i) owned, or will be owned as of the Closing, by the Target Group Companies and (ii) material to the business of the Target Group Companies. Except for licenses entered into in the ordinary course of business, and except as set forth on Schedule 3.15, none of the Target Group Companies has granted to any Person the right to use any of the Proprietary Rights of the Target Group Companies. To Seller’s Knowledge, except as set forth on Schedule 3.15 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims have been asserted by any third party based on the use by the Target Group Companies, or challenging the Target Group Companies’ ownership of, any Proprietary Right that the Target Group Companies license or use. To Seller’s Knowledge, there are no material infringing or diluting uses of the Proprietary Rights of the Target Group Companies by third parties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.16 Environmental Laws. Except as set forth in Schedule 3.16, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Target Group Companies (a) are, and have been within all applicable statute of limitations periods, in material compliance with all applicable Environmental Laws and (b) possess and are, and have been within all applicable statute of limitations periods, in material compliance with any permit, approvals and authorizations required under applicable Environmental Laws in order to operate the Owned Theaters and the Leased Theaters as currently operated; (ii) none of the Target Group Companies is a party to any judicial, administrative, or arbitral proceeding or to any judgment, decree, settlement, agreement, or order which proceeding, judgment, decree, settlement, agreement, or order relates to compliance with any Environmental Law or to responsibility for investigation or cleanup of any Hazardous Materials at any location, and, to Seller’s Knowledge, no such proceeding, judgment, decree or order is threatened; and (iii) to Seller’s Knowledge, there are no Hazardous Materials at, or emanating or disposed from, any of the Owned Theaters or the Leased Theaters, which Hazardous Materials are in contravention of any applicable Environmental Law. Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 3.16 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Materials, the environment, or industrial hygiene.

SECTION 3.17 Contracts with Certain Persons. Except for the Minneapolis Lien Documents and the contracts listed on Schedule 3.17, there are no contracts in effect as of the date hereof between the Target Group Companies, on the one hand, and the Seller Group Companies on the other.

SECTION 3.18 Taxes.

(a) All material Returns required to be filed by, or with respect to any activities of, the Target Group Companies have been timely filed (except those under valid extension) with the proper Taxing Authorities or other Governmental Authorities.

(b) Except as otherwise set forth on Schedule 3.18(b), (i) no material deficiencies for Taxes with respect to Separate Returns of the Target Group Companies have been claimed, proposed or assessed by any Taxing Authority or other Governmental Authority; (ii) there are no pending or, to the best of Seller’s Knowledge, threatened audits, investigations or claims for or relating to any material liability in respect of Taxes with respect to Separate Returns of the Target Group Companies, and there are no matters under discussion with any Taxing Authority or other Governmental Authority with respect to material Taxes with respect to Separate Returns of the Target Group Companies; and (iii) all Taxes that the Target Group Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Taxing Authority or other Governmental Authority.

(c) Except as set forth on Schedule 3.18(c), the Target Group Companies (i) have not made any elections, and are not required, to treat any of their assets as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable state or local income Tax or other Tax provision; and (ii) are not bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

(d) No Target Group Company has in place any currently effective waiver of any statute of limitations with respect to Taxes or has agreed to an extension of time with respect to a Tax assessment or deficiency.

(e) No Target Group Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Target Group Companies.

(g) No Target Group Company is or has participated in any “reportable transaction” within the meaning of Section 1.6011-4(b)(11) of the Regulations. Each Target Group Company has disclosed on its tax return all positions taken therein that could give rise to a substantial understatement of Federal Income Tax within the meaning of Section 6662 of the Code or similar provisions under state or local law.

(h) The shares of each of (i) Live Nation Theatrical Group, Inc. (f/k/a Pace Theatrical Group, Inc.), a Texas corporation, (ii) Live Nation Family Holdings, Inc. (f/k/a SFX Family Holdings, Inc.), a Delaware corporation, and (iii) SFX Theatrical Group, Inc., a Delaware corporation, are not, and will not be at the time of Closing, “taxable Canadian property” (as defined in the Income Tax Act (Canada)).

SECTION 3.19 Insurance. The insurance policies maintained with respect to the Target Group Companies and their respective businesses, assets and properties (the “Insurance Policies”) are listed on Schedule 3.19, including a description of whether such Insurance Policies are “occurrence based” or “claims made” policies.

SECTION 3.20 Bank Accounts. Schedule 3.20 sets forth a true, correct and complete list of all bank accounts or similar financial depositary accounts maintained by, or in the name of, any of the Target Group Companies.

SECTION 3.21 Brokers. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of Goldman Sachs & Co.

SECTION 3.22 Canadian Revenues and Assets. The Target Group Companies, on a combined basis, have (i) gross revenues from sales in and from Canada (determined for such annual period and in such manner as may be prescribed under the Competition Act (Canada) and its regulations for the purpose of determining the application of Part IX of the Competition Act (Canada) to the transactions contemplated herein) of less than Cdn.$50,000,000 and (ii) assets in Canada having an aggregate value (determined as of such time and in such manner as may be prescribed in the Competition Act (Canada) and its regulations for the purpose of determining the application of Part IX of the Competition Act (Canada) to the transactions contemplated herein) of less than Cdn.$50,000,000.

SECTION 3.23 Cash Related Representations.

(a) As of the close of business on January 10, 2008, the combined aggregate cash balance held in all bank accounts of the Target Group Companies was in the amount specified in Schedule 3.23. The amount of such combined aggregate bank balance is net of all cash sweeps made from such bank accounts to any of the Seller Group Companies through the close of business on January 10, 2008 but do not take account of any items-in-transit as of the close of business on January 10, 2008.

(b) No cash sweeps have been made from any of the bank accounts of the Target Group Companies to any of the Seller Group Companies at any time after the close of business on January 10, 2008.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.1 Organization. Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.2 Authority; Enforceability. Purchaser has the corporate power and authority to execute and deliver this Agreement and the Transition Services Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Transition Services Agreement, and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Transition Services Agreement have been duly executed and delivered by Purchaser and constitute legal, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.3 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Transition Services Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Governing Documents of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or any of its assets or properties, except for such conflicts or violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and the Transition Services Agreement, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit or franchise to which Purchaser is a party or by which any of its assets or properties is bound or affected, except for such conflicts, breaches, defaults, consents, rights and Encumbrances, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and the Transition Services Agreement.

SECTION 4.4 Governmental Consents. The execution, delivery and performance by Purchaser of this Agreement and the Transition Services Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority as a condition to the consummation of the transactions contemplated herein, except for (i) filings under the HSR Act, (ii) if required, the notification and review requirements under the Competition Act (Canada) and the Investment Canada Act, (iii) the application to and consent of the Alcohol & Gaming Commission of Ontario for the transfer of the Canon Theatre Liquor License, and (iv) those that may be required by the nature of the business or ownership of the Seller Group Companies.

SECTION 4.5 Purchase for Investment. Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state or foreign securities laws. Purchaser (i) is not an underwriter as such term is defined under the Securities Act, (ii) is acquiring the Shares solely for investment with no present intention to distribute any of the Shares to any Person and (iii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable U.S. or foreign securities laws.

SECTION 4.6 Financing. Purchaser has (i) provided to Seller a true, correct and complete copy of all agreements, letters and other documents that evidence commitments for the debt and equity financing that will be utilized by Purchaser to fund the Cash Closing Payment and (ii) available to it sufficient committed funds based on such commitments to purchase the Shares in accordance with the terms of this Agreement and to pay all related fees and expenses. Purchaser’s right to receive such committed funds is not subject to any material condition other than the satisfaction of the conditions in Section 8.2 hereof.

SECTION 4.7 Canon Theatre. Purchaser has not entered into any agreement to sell the Canon Theatre.

SECTION 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS

SECTION 5.1 Conduct of Business Prior to the Closing.

(a) Except as contemplated by this Agreement and except as set forth on Schedule 5.1, during the period of time, if any, between the execution of this Agreement and the Closing, Seller shall exercise commercially reasonable efforts to cause each of the Target Group Companies to conduct its business in all material respects only in the ordinary course and consistent with past practice, preserve substantially intact its business organization, and preserve its business relationships. Without limiting the generality of the foregoing, except as contemplated by this Agreement and except as set forth in Schedule 5.1, subject to the requirements of Law or contract, Seller shall not permit the Target Group Companies to do any of the following during the period of time, if any, between the execution of this Agreement and Closing without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i) merge or consolidate with, or acquire an interest in, any Person or otherwise acquire any material assets;

(ii) sell or otherwise dispose of any material properties or assets;

(iii) incur, assume or guarantee any Indebtedness, except for (i) intercompany obligations undertaken in the ordinary course of business with other Target Group Companies or with any of the Seller Group Companies (but not guaranties of Indebtedness of any Person other than Target Group Companies) or (ii) arrangements to issue letters of credit in the ordinary course of business consistent with past practices;

(iv) mortgage, pledge or encumber any assets, other than pursuant to Permitted Encumbrances;

(v) issue, sell or redeem any capital stock or other equity interests, notes, bonds or other securities, or any option, warrant or other right to acquire the same;

(vi) make any capital expenditure or commitment for any capital expenditure that would result in the total amount of capital expenditures or commitments for capital expenditures for all of the Target Group Companies to exceed the current forecast of $3,200,000 for the fiscal year ending December 31, 2007, unless made or undertaken in connection with any emergency repair, force majeure event, as needed to comply with any legal requirements or other unforeseen circumstances beyond the control of the Target Group Companies;

(vii) increase the compensation or benefits payable by it to its Employees except for increases in compensation or benefits in the ordinary course of business consistent with past practice;

(viii) enter into any Employment Contract that cannot be terminated by the Target Group Companies upon notice of 30 days or less without penalty or premium;

(ix) amend its Governing Documents;

(x) make any election with respect to Taxes except as permitted or contemplated by Article VII;

(xi) make any amendment, modification or other change to any Lease, Management Agreement, agreement with any Local Presenter, agreement with the owner of any Local Venue, partnership agreements, joint venture agreements, limited liability operating agreements and/or any other agreements other than in the ordinary course of business (for purposes hereof, without limiting the definition of ordinary course of business, the parties agree any change in payment provisions or extensions of the term of an agreement shall be deemed outside of the ordinary course of business);

(xii) without the written consent of the Purchaser, such consent not to be unreasonably withheld, initiate any litigation other than in the ordinary course of business;

(xiii) without the written consent of the Purchaser, such consent not to be unreasonably withheld, settle any litigation other than in the ordinary course of business and in accordance with past practices for similar cases and/or fact patterns; provided, however, no settlement which will limit in any manner the conduct of business of the Target Group Companies shall be made without the prior written consent of Purchaser;

(xiv) take any action or enter into a transaction that results in an increase in the liability for Canadian income taxes of a Canadian Subsidiary on or after the Closing Date except for actions or transactions in the ordinary course of business consistent with past practice; or

(xv) make any investment in theatrical shows other than required investments under agreements existing on the date hereof set forth on Schedule 3.11(a);

(xvi) without the written consent of Purchaser, amend or modify in any way (x) the letter agreement dated December 11, 2007 between The Boston Opera House Development, LLC and Live Nation Theatrical Group, Inc. and any license agreement executed in connection with such letter agreement, (y) the sublease agreement from the Seller to the Target Group Companies for the office space being used by the Target Group Companies at 2000 West Loop South, Houston, Texas or (z) the sublease agreement from the Seller to the Target Group Companies for the office space being used by the Target Group Companies at 220 West 42nd Street, New York, New York 10036;

(xvii) without the written consent of the Purchaser, such consent not to be unreasonably withheld, enter into any agreement with a venue not described on Schedule 3.9 for presentation of any productions at such venue; or

(xviii) without the written consent of the Purchaser, such consent not to be unreasonably withheld, enter into any agreement relating to (x) a touring production in a BAA Market and which contains fixed and/or contingent payments in excess of $200,000 which are payable to a single individual or (y) a production of a show by Network Presentations, LLC and which is outside of the ordinary course of business of Network Presentations, LLC.

(b) For purposes of this Agreement, the term “commercially reasonable efforts” means the reasonable efforts that a reasonably prudent party to this Agreement would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner, including the lawful exercise of voting or other rights attached to shares held by that party or the lawful exercise of rights granted to such party under any contract, provided that “commercially reasonable efforts” shall not require the violation of, or failure to discharge, any duty owed to a third party or the provision of any consideration to any third party except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and other advisors and representatives, nominal consent fees provided for in the existing provisions of any contract and the customary fees and charges of Governmental Authorities.

SECTION 5.2 Access to Information. From the date hereof until the Closing, and except as limited by Law in the reasonable good faith judgment of Seller, Seller shall cause the Target Group Companies to afford the employees, authorized agents and representatives of Purchaser, at Purchaser’s sole risk and expense, with reasonable access, during normal business hours and upon reasonable advance notice, to the offices, properties, facilities, books and records of the Target Group Companies, as Purchaser reasonably deems necessary or advisable, and to those employees of the Target Group Companies to whom Purchaser reasonably requests access. All information obtained by Purchaser and its employees, agents and representatives pursuant to this Section shall be kept confidential and treated in accordance with the Confidentiality Agreement.

SECTION 5.3 Efforts to Close; Regulatory Approvals.

(a) Through the Closing Date, subject to the terms and conditions herein provided, each of the Parties will, and will cause its respective Affiliates within their control to, use commercially reasonable efforts to take all reasonable actions and do all reasonable things necessary, proper or advisable, under applicable Laws, contract or otherwise, to consummate and make effective, as soon as reasonably practicable, the purchase and sale contemplated hereby, including the satisfaction of all conditions thereto as set forth herein. Such actions shall include (A) using their commercially reasonable efforts to obtain (or assist the other Party to obtain) (i) the Senior Lender Waiver (if necessary) and (ii) all permits, authorizations, consents, orders and approvals of all non-governmental third parties and Governmental Authorities that may be or become necessary to effectuate the contemplated transactions, (B) making all appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable after the date hereof, and (C) supplying as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be requested pursuant thereto.

(b) Through the Closing Date, except as prohibited by Law, each Party shall (i) promptly notify the other Party of any communication to that Party from any Governmental Authority relating to the approval or disapproval of the transactions contemplated hereby; and (ii) not participate in any meetings or substantive discussions with any Governmental Authority with respect thereto without consulting with and offering the other Party a meaningful opportunity to participate in such meetings or discussions (to the extent permitted by the Governmental Authority). Notwithstanding the foregoing, through the Closing Date, neither Purchaser nor its Affiliates (including their respective agents and representatives) shall seek (or cause to be sought) any advisory or declaratory opinion or otherwise make (or cause to be made) any voluntary submission relating to the Competition Act (Canada) or the Investment Canada Act without the written consent of the Seller.

(c) From and after the Closing, Seller will reasonably cooperate with Purchaser and provide any information in Seller’s possession that may be required to be included in any post-Closing filing to be made by Purchaser pursuant to the Investment Canada Act.

SECTION 5.4 Notice of Developments. Prior to the Closing, each Party shall, promptly after obtaining Knowledge of the occurrence (or non-occurrence) of any event, circumstance or fact arising subsequent to the date of this Agreement which would result in the failure to satisfy the conditions set forth in Section 8.1(a), 8.1(b), 8.2(a) or 8.2(b), as applicable, give notice thereof to the other Party.

SECTION 5.5 Insurance; Risk of Loss.

(a) As of the close of business on the Closing Date: (i) Seller will terminate or cause its Affiliates to terminate all coverage relating to the Target Group Companies and their respective businesses, assets and employees under the policies of insurance of Seller maintained for the benefit of all of its controlled subsidiaries, including the Target Group Companies; provided, however, that (x) no such termination of any “occurrence based” policy in force as of the Closing Date shall be effected so as to prevent the Target Group Companies from recovering under such policies for losses covered thereby from events occurring prior to the Closing Date, it being understood that the Target Group Companies shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; (y) no such termination of any “claims made” policy in force as of the Closing Date shall be effected so as to prevent the Target Group Companies from recovering under such policies for losses covered thereby arising from or out of any claims made prior to the Closing Date, it being understood that the Target Group Companies shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; and (ii) Purchaser shall become solely responsible for all insurance coverage and related risk of loss with respect to the Target Group Companies and their respective businesses, assets and employees in connection with events occurring on or after the Closing Date.

(b) Purchaser shall exercise commercially reasonable efforts to obtain, effective as of the Closing Date, replacement policies of insurance (and shall effect the same as of the Closing Date to the extent required by any joint venture, limited liability, lease or other agreement to which any Target Group Company is party), with comparable scope of coverage, limits, deductibles, and exclusions, to replace the Insurance Policies. To the extent that, after the Closing Date, the Target Group Companies or Seller require(s) any information regarding claim data, payroll or other information in order to make filings with insurance carriers, Seller shall promptly supply such information to the Target Group Companies, and Purchaser shall cause the Target Group Companies promptly to supply such information to Seller, as applicable. Purchaser shall, and shall cause the Target Group Companies to, promptly notify Seller of any claims pertaining to matters prior to the Closing Date if Purchaser or the Target Group Companies should tender or attempt to tender the defense of such claim to an insurer pursuant to an occurrence based policy of insurance maintained by the Seller Group Companies.

SECTION 5.6 Corporate Names. As soon as reasonably practicable after the Closing Date, but in any event no later than ninety (90) days thereafter, Purchaser shall cause each of the Target Group Companies to amend its Governing Documents, subject to any required consent or approval of any other partner or member, which Purchaser shall use its reasonable efforts to obtain, so as to delete any reference to “Live Nation”, “SFX”, or “PACE” in its legal name and, within such ninety (90) day period, to make all required filings with Governmental Authorities to effect such amendments.

SECTION 5.7 Trademarks. Purchaser agrees that Purchaser and Purchaser’s Affiliates (including the Target Group Companies after the Closing) shall not, at any time, adopt or use any trademarks, trade names, trade dress, domain names, URLs, e-mail addresses or other marks, symbols or indicia containing the names “Live Nation”, “SFX,” or “PACE” or any confusingly similar term (the “LN Marks”), except for the use of the name “PACE” in connection with the operation of any Presenting Business or as may be otherwise expressly authorized in writing by Seller. As between Purchaser and its Affiliates (including the Target Group Companies after the Closing), on the one hand, and Seller, on the other, Purchaser acknowledges and agrees that the Seller Group Companies own all right, title and interest (including goodwill) in and to the LN Marks, and to any and all causes of action and rights of recovery for violations of or infringements upon any of the LN Marks. Purchaser agrees that neither it nor its Affiliates (including the Target Group Companies after the Closing) shall directly or indirectly challenge the ownership or other rights of the Seller Group Companies in or to, or the validity or strength of, any of the LN Marks. Purchaser agrees that neither it nor its Affiliates (including the Target Group Companies after the Closing) will file any applications for registration, nor make any efforts to acquire applications for registration or registrations, for the LN Marks, and it and they will cooperate fully as reasonably requested by Seller in connection with any registration by the Seller Group Companies of the LN Marks. The Purchaser shall have a reasonable period of time after the Closing, but no more than 90 days after the Closing, to effect any removal of the LN names from its publicity or public places (except as constitutes use of the name “PACE” in connection with the operation of any Presenting Business or as may be otherwise expressly authorized in writing by Seller). Purchaser shall have the right for internal purposes only to utilize existing inventories of goods which may contain or utilize the LN Marks but may not sell, distribute, provide or disseminate any such goods to any third parties (except as constitutes use of the name “PACE” in connection with the operation of any Presenting Business or as may be otherwise expressly authorized in writing by Seller).

SECTION 5.8 IT Matters. Subject to the further provisions of Section 5.10 and the provisions of the Transition Services Agreement, between the date hereof and the Closing, the Seller and Purchaser will use commercially reasonable efforts and cooperate with one another to provide for the orderly separation and transition as of the Closing Date of the information technology systems (including their support and maintenance) of the Target Group Companies from the systems of the Seller Group Companies such that the Target Group Companies are independent of the systems of the Seller Group Companies, and, in the event that such separation and transition have not been completed by the Closing, the Parties will use commercially reasonable efforts to complete such separation and transition as soon as reasonably practicable after the Closing Date and in any event upon expiration of the applicable provisions of the Transition Services Agreement. In this regard, the Parties agree that (i) Seller shall endeavor to provide historical accounting and human resources information concerning the Target Group Companies that it maintains in computerized form, and (ii) notwithstanding any other provision hereof, including Section 5.10, Seller need not provide historical or archival backups of e-mail communications.

SECTION 5.9 Resignations and Releases. On the Closing Date,

(a) Seller shall cause to be delivered to Purchaser duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of the Target Group Companies;

(b) Seller shall deliver to Purchaser an instrument of release in a mutually approved form in which Seller, on behalf of itself and all of the Seller Group Companies, releases and discharges the Target Group Companies from any and all Indebtedness, payables, accounts, debts, liabilities or other obligations owed by any of the Target Group Companies to the Seller Group Companies as of the Closing Date; provided such release will not act to release (i) any of the obligations or liabilities of Purchaser under this Agreement, (ii) any obligations accruing after the Closing Date in connection with or pursuant to the contracts listed on Schedule 3.17 hereto or (iii) the TTL Debt; and

(c) Purchaser shall cause the Target Parent Companies to deliver to Seller an instrument of release in a mutually approved form in which the Target Parent Companies, on behalf of themselves and all of the Target Group Companies, release and discharge the Seller Group Companies from any and all Indebtedness, payables, accounts, debts, liabilities or other obligations owed by any of the Seller Group Companies to the Target Group Companies as of the Closing Date; provided such release will not act to release (i) any of the obligations or liabilities of Seller under this Agreement or (ii) any obligations accruing after the Closing Date in connection with or pursuant to the contracts listed on Schedule 3.17 hereto.

SECTION 5.10 Books and Records.

(a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of ninety (90) days after the Closing to ensure the orderly transition of each of the Target Group Companies from Seller to Purchaser and to minimize any disruption to the respective businesses of Seller, Purchaser, and the Target Group Companies that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Target Group Companies as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment. Neither party shall be required by this Section 5.10(a) to take any action that would unreasonably disrupt its normal operations (or, in the case of Purchaser, the business or operations of any of the Target Group Companies).

(b) To the extent that Seller maintains books and records of the Target Group Companies that relate solely to their businesses and are not maintained by the Target Group Companies, Seller shall exercise commercially reasonable efforts to deliver or cause to be delivered to Purchaser copies of such books and records (“Records”) in the possession of any of the Seller Group Companies; provided, however, that:

(i) Seller shall be entitled to retain a copy of all such books and records that are delivered;

(ii) “Records” shall not include any customer lists or information, promoter lists or information, or marketing information relating to the Seller Group Companies;

(iii) Seller may retain all Records prepared in connection with or for use in the Auction, including bids received from other parties and analyses relating to the Target Group Companies, or otherwise relating to any attempt to sell the Target Group Companies or assets thereof or Seller’s analyses of the value thereof; and

(iv) Seller may retain any Tax Returns, reports or forms, and Purchaser shall be provided with copies of such Returns, reports or forms to the extent that they relate to Separate Returns or separate Tax liability or activities or operations of any of the Target Group Companies.

(c) Notwithstanding any other provision of the Confidentiality Agreement, the provisions thereof relating to the Purchaser’s obligations in respect of Confidential Information shall terminate as of the consummation of the Closing, except with respect to such information, data, analyses, documents and materials that (i) were prepared or received by or on behalf of the Seller and its Affiliates (including the Target Group Companies prior to the Closing) in connection with the Auction (other than the bid submitted by the Purchaser) or the consummation of the transactions contemplated hereby and not provided to Purchaser prior to the Closing; (ii) do not involve current, historical or actually planned businesses of the Target Group Companies; or (iii) relate to Excluded Assets (all of the foregoing being herein collectively called the “Seller Confidential Information”).

(d) The Seller Confidential Information constitutes a subset of Confidential Information under the Confidentiality Agreement and, as such, is subject to the provisions of the Confidentiality Agreement, including, without limitation, the provisions contained therein that require that Confidential Information be maintained as confidential and prohibit use of Confidential Information in any way detrimental or adverse to the Seller Group Companies (which the parties hereby agree to be contained therein). Notwithstanding the foregoing or the provisions of the Confidentiality Agreement, for purposes of convenience, Purchaser, and the Target Group Companies shall be entitled to retain in its and their possession the Seller Confidential Information delivered with the Target Group Companies as bailees thereof, the Parties agreeing that the Confidentiality Agreement provides that Seller remains the owner thereof. Seller shall continue to have reasonable access to the Seller Confidential Information for purposes of removing, making and retaining additional copies thereof at Seller’s expense during normal business hours and upon reasonable notice. Subject to Purchaser’s customary retention policies, Purchaser and the Target Group Companies shall be under no obligation to destroy or return any such Seller Confidential Information except to the extent that Seller expressly requests and specifically identifies the items to be returned or destroyed and that such return or destruction is not unduly burdensome. Without limiting the provisions of the Confidentiality Agreement or this Section 5.10, in the event that it is readily apparent that information, data, analyses, documents and materials included in Seller Confidential Information include a communication to or from an attorney actually known to be counsel for Seller or an Affiliate of Seller (including a Target Group Company prior to the Closing), then prior to the Purchaser, or a Target Group Company intentionally and purposefully waiving any attorney-client privilege that may exist with respect to such information, data, analyses, documents or material, it will endeavor to consult in good faith with Seller to determine if such privilege exists and if a Seller Group Company is the owner of such privilege or if the privilege is owned by a Target Group Company.

(e) On the Closing Date, Seller shall, to the extent permitted by the Auction Confidentiality Agreements (as defined below), assign to the Target Parent Companies, or designate the Target Parent Companies as intended third party beneficiaries under, the confidentiality agreements entered into between Seller and certain third party prospective bidders in connection with the Auction (collectively, the “Auction Confidentiality Agreements”) insofar as the Auction Confidentiality Agreements pertain to (x) any Confidential Information (as defined in such Auction Confidentiality Agreements) or other confidential or proprietary information of, involving or otherwise related to the Target Group Companies, (y) any employees of any Target Group Company, or (z) any covenants, agreements or indemnities set forth in such Auction Confidentiality Agreements involving or otherwise related to, any Target Group Company or any transaction or potential transaction pertaining thereto and covered by such Auction Confidentiality Agreements, provided that this Section 5.10(e) shall not apply to Seller Confidential Information. Promptly after the Closing, but in no event later than five (5) Business Days thereafter, Seller shall notify, to the extent not previously notified, each other Person who is a party to an Auction Confidentiality Agreement to promptly return to Seller or destroy any Confidential Information, and all written or recorded copies thereof and written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever based upon, containing or otherwise reflecting any Confidential Information, subject to the terms of the applicable Auction Confidentiality Agreement. Seller shall not waive or modify any provisions of any Auction Confidentiality Agreement that relate to any Confidential Information pertaining to any of the Target Group Companies.

SECTION 5.11 Excluded Assets; Certain Pre-Closing Transfers. Notwithstanding anything to the contrary in this Agreement, the assets listed on Schedule 5.11 (the “Excluded Assets”) are excluded from this Agreement and the transactions contemplated hereby, and prior to the Closing Date, Seller shall assign, transfer or otherwise dispose of (or cause the assignment, transfer or disposal of) each of the Excluded Assets from the Target Group Companies to the Seller Group Companies. Purchaser acknowledges and agrees that (i) neither it nor any of the Target Group Companies shall have any interest whatsoever in or to any of the Excluded Assets after the Closing and (ii) Purchaser will take such other and further actions after the Closing, upon Seller’s request, as may be reasonably necessary to better complete the assignment and transfer of any Excluded Assets from the Target Group Companies to the Seller Group Companies at Seller’s sole cost and expense.

SECTION 5.12 LN Guarantees; Letters of Credit.

(a) Concurrently herewith, Seller and Purchaser are entering into an Assumption Agreement (the “Assumption Agreement”) pursuant to which Purchaser is assuming –

(i) all of Seller’s obligations under the Minneapolis Guaranty, other than (A) any obligations which by their nature are personal to Seller and thus are impossible of performance by Purchaser (including without limitation, the obligations under Sections 8 and 9 of the Minneapolis Guaranty), (B) the obligations to provide letters of credit to the City of Minneapolis pursuant to Section 3 of the Minneapolis Guaranty and (C) any expenses and charges under Section 1(b) of the Minneapolis Guaranty incurred by The City of Minneapolis in enforcing the obligations of Seller under the Minneapolis Guaranty which are not assumed by Purchaser (the obligations set forth in clauses (A), (B) and (C) are referred to herein collectively as the “Minneapolis Excluded Obligations”); and

(ii) the obligations of Seller under the other guarantees set forth on Schedule 5.12(a) (the Minneapolis Guarantee and the other guarantees described in Schedule 5.12 (a) collectively are referred to herein as the “LN Guarantees”).

(b) The Seller Group Companies have arranged for the issuance of letters of credit with respect to certain obligations of the Target Group Companies as set forth on Schedule 5.12(b) (all of such letters of credit being herein collectively called the “LN LCs”). Prior to or concurrently with the Closing, Purchaser shall cause financial institutions acceptable to each beneficiary of the LN LCs to issue letters of credit (the “Replacement LCs”) in the same amounts, to the same beneficiary and with the same terms and conditions as the LN LC’s and as replacements for the LN LCs and shall use its commercially reasonable efforts to cause the return of the LN LCs from each beneficiary in exchange for the corresponding Replacement LC. Purchaser shall promptly reimburse the Seller Group Companies for all amounts drawn upon the LN LCs after the Closing.

(c) If any beneficiary of an LN LC should refuse to accept a Replacement LC, for any reason whatsoever, in exchange for such Replacement LC, then the following provisions will apply:

(i) Purchaser shall be required, at Closing, to cause a financial institution reasonably acceptable to Seller to issue an unconditional and irrevocable letter of credit (a “Back-to-Back LC”) to Seller, as beneficiary, in the same amount as the corresponding LN LC (each LN LC that is not returned and for which a corresponding Back-to-Back LC is so issued, being herein called an “Unreturned LC”) and in a form reasonably approved by Seller. For all purposes hereof, Royal Bank of Canada, Toronto Dominion Bank, JP Morgan Chase Bank, N.A. and Bank of America, N.A shall be financial institutions acceptable to Seller with respect to any Back-to-Back LC without any further request to or approval from Seller. After the Closing, the provisions of Section 5.12(d) shall govern the rights and obligations of the parties with respect to any Back-to-Back LC issued pursuant to this Section 5.12(c)(i).

(ii) After the Closing, Purchaser will, from time to time upon the request of Seller, use its commercially reasonable efforts to cause the return of each Unreturned LC to Seller from the beneficiary thereof in exchange for a Replacement LC. If Purchaser should successfully obtain the return of any Unreturned LC to Seller or should any Unreturned LC otherwise be returned to Seller or expire without being drawn and with no obligation to replace, then Seller shall be required to return the corresponding Back-to-Back LC previously issued to Seller pursuant to Section 5.12(c)(i) (and any Unapplied Proceeds attributable to previous draws on such Unreturned LC) simultaneously with the return of such Unreturned LC to Seller.

(iii) Seller shall maintain and keep in place each Unreturned LC with the respective beneficiary thereof until the earlier of (x) the Unreturned LC being returned to Seller in exchange for a Replacement LC or (y) there being no further legal obligation or requirement to maintain and keep in place such Unreturned LC.

(d) The rights and obligations of the parties with respect to each Back-to-Back LC will be governed by the following provisions after the Closing:

(i) Purchaser may (x) cause the financial institution that issued any Back-to-Back LC to extend the expiry date thereof at any time and from time to time and/or (y) replace any Back-to-Back LC with another unconditional and irrevocable letter of credit issued to Seller, as beneficiary, by a financial institution reasonably acceptable to Seller, in the same amount as the Back-to-Back LC that it is replacing and in a form reasonably approved by Seller. Any letter of credit accepted by Seller in replacement of a Back-to-Back LC shall thereafter be a Back-to-Back LC for all purposes hereof.

(ii) Seller will have the right to make draws on the Back-to-Back LCs as follows:

(A) Seller will have the right to make a draw for the full amount of any Back-to-Back LC if the expiry date of such Back-to-Back LC is less than 90 days from the date of such draw.

(B) If the beneficiary of an LN LC should make a draw on such LN LC, then Seller may make a draw on the corresponding Back-to-Back LC in the same amount drawn on such LN LC.

(iii) All proceeds received by Seller from draws on any Back-to-Back LC shall be applied, held and disbursed by Seller to reimburse to Seller for any amounts drawn under the corresponding LN LC. Any other proceeds received by Seller from draws on any Back-to-Back LC shall be held and invested by Seller (all such proceeds, together with the earnings thereon, are herein called the “Unapplied Proceeds”) as security for the obligations of Seller under and in respect of the corresponding LN LC.

SECTION 5.13 Ticketing Agent. Purchaser has executed and entered into a contract with a ticketing agent of its choice for the sale of tickets in connection with the operation of the business of the Target Group Companies after the Closing Date. Accordingly, Purchaser acknowledges that (i) the Target Group Companies will not, from and after the Closing Date, be entitled to rely upon or utilize the benefits of the Seller’s existing contract with its ticketing agent that the Target Group Companies have been utilizing prior to the Closing Date and (ii) Seller shall have no liability or responsibility to Purchaser or the Target Group Companies with respect to any matters after the Closing Date related to the services of the ticketing agent for the business of the Target Group Companies.

SECTION 5.14 Transition Services. If requested in writing by Purchaser prior to the Closing, the Seller and Purchaser shall execute and deliver at the Closing a transition services agreement substantially in the form of Exhibit A (the “Transition Services Agreement”) pursuant to which Seller will provide, on the terms and conditions and for the fees and charges, set forth in the Transition Services Agreement designated support services (including data processing, risk management, legal, human resources and accounting services) customarily provided to the Target Group Companies by the Seller Group Companies. Such services shall be provided for the fees set forth in the Transition Services Agreement.

SECTION 5.15 Customer Database.

(a) Seller confirms that the Target Group Companies shall be, as of the Closing Date, in possession of and have available for their use a database containing the following information: (1) the electronic customer database related to “Broadway Across America”; (2) the name, address and other available identifying information for customers who have purchased a ticket within at least the two years prior to the Closing Date to a live theatrical performance presented by the Target Group Companies in the Purchased Presenting Business; and (3) a record of transactions between such customer within at least the last two years prior to the Closing Date and one or more of the Target Group Companies related to the Purchased Presenting Business (“Customer Database”); provided, however, it is understood that transactions by such customers regarding Seller’s concert, motorsports and other businesses shall not be included in the Customer Database. Notwithstanding anything to the contrary herein, neither Purchaser nor any of its Affiliates (including the Target Group Companies after the Closing) shall be entitled to (x) any credit card information, social security numbers and similar personal information or (y) any customer information or records of transactions relating to individuals who were known to be minors at the time such information was collected, and to the extent Purchaser or its Affiliates inadvertently obtains such information, (i) neither Purchaser nor its Affiliates (including the Target Group Companies) shall use, disclose or maintain such information in any way and (ii) Purchaser shall exercise its reasonable best efforts to cause such information to be discarded, deleted or destroyed in an appropriate manner.

(b) With regard to the Customer Database, the parties agree as follows:

(i) Purchaser agrees that it will be deemed to have reviewed each of the privacy policies that relate to the information contained in the Customer Database;

(ii) The Parties acknowledge that they have together agreed not to obtain any “opt-in” or “opt-out” consent prior to the Closing in connection with the transactions contemplated in this Agreement;

(iii) After the Closing, Purchaser shall cause the Target Group Companies to obtain the consent (either through an “opt-in” or “opt-out” mechanism, as applicable and in accordance with applicable Law and contract) of customers listed in the Customer Database to the continued use by the Target Group Companies (or any other Person) after the Closing of such customers’ information;

(iv) After the Closing, Purchaser and its Affiliates (including the Target Group Companies) shall use the Customer Database only in connection with a business similar to the Purchased Presenting Business and only for the use for which such information was collected;

(v) The Customer Database is available to the Target Group Companies on an “AS IS, WHERE IS AND WITH ALL FAULTS” basis. Notwithstanding anything to the contrary herein, Seller makes no representation or warranty of any kind whatsoever with respect to the Customer Database, including, without limitation, as to its “merchantability,” “fitness for use” or any other warranty related to its accuracy, completeness, condition, usability, fitness, or absence of defects, all of which are specifically disclaimed. Further, Seller makes no representation or warranty whatsoever in respect of whether the use by the Target Group Companies or any of their Affiliates after the Closing of the Customer Database (whether or not in accordance with any of terms and conditions set forth in this Section 5.15) complies with the privacy policies and Laws applicable to the Customer Database; and

(vi) Pursuant to the provisions of Section 9.2(b)(iii), Purchaser shall indemnify the Seller Group Companies, its Affiliates and other designated indemnified Persons for the use of the Customer Database after the Closing.

(c) Nothing herein shall in any way restrict or limit Seller or its Affiliates at any time to use the Customer Database or any other customer database in its retained businesses.

SECTION 5.16 Exclusivity and Non-Compete.

(a) Establishment, Operation or Acquisition of any Presenting Business. The Parties agree that Seller and its Affiliates shall not for a period of five years after the Closing Date establish, operate or acquire ownership of any Presenting Business anywhere in the United States of America, Canada or any of their respective territories. Notwithstanding the foregoing, the Parties agree as follows:

(i) The foregoing covenant shall not apply to or otherwise restrict Seller or its Affiliates with respect to the events to be presented or promoted in the entertainment venues that Seller or any of its Affiliates now own, manage, book and/or operate (including any venues owned, managed, booked or operated through a joint venture or partnership with a third party);

(ii) With respect to entertainment venues that Seller or any of its Affiliates shall hereafter purchase or otherwise acquire the right to manage or operate (including any venues hereafter owned, managed or operated through a joint venture or partnership with a third party), the foregoing covenant shall not apply provided: (A) Purchaser is offered a right to bid to provide any subscription series for Theatrical Shows in such venue (provided that if there is a pre-existing contract related to any subscription series for Theatrical Shows at such venue, then such right to bid will only apply after expiration of such pre-existing contract); or (B) the presentation of Theatrical Shows is an Incidental (as hereinafter defined) portion of such venue’s offerings.

(iii) Venues for which Purchaser or its Affiliates do not control the decision to permit a Presenting Business to be operated in such venue will not be subject to the covenants contained in this Section 5.16(a) even if Purchaser or its Affiliates manages or otherwise oversees the operation of such venue.

(iv) The foregoing covenant shall not prevent or restrict the Seller or its Affiliates from producing Theatrical Shows or investing in the production of Theatrical Shows, including Theatrical Shows that are placed on tour and/or included in one or more subscription series of Theatrical Shows; provided if Seller is the originating producer or co-producer of any such Theatrical Show and should seek equity from third party investors during the five years after the Closing Date, then Purchaser shall be afforded the opportunity to co-invest in the production thereof pari passu with third party investors.

(v) The foregoing covenant shall not prevent or restrict the Seller or its Affiliates from conducting any business of any kind in the United Kingdom, Ireland or any of their respective territories or dominions or in other locations outside of the United States, Canada and their respective territories.

(vi) Notwithstanding Sections 5.16(a)(i) and (ii) above, Seller and its Affiliates shall not engage in the production or Presenting Business of family or children’s Theatrical Shows (such as, by way of example only, “Dora The Explorer” and “Blues Clues”) for a period of five years after the Closing Date; provided this covenant shall not (A) apply to any family or children’s Theatrical Show in which a touring concert performer with whom Seller has a business relationship has a material role as a performer or a creator or (B) prohibit the making of a financial investment in a family or children’s Theatrical Show being produced by an unaffiliated party.

(vii) Notwithstanding anything to the contrary contained in this Section 5.16, nothing in this Agreement shall be construed in such a fashion as to amend or invalidate any existing presentation agreements or booking agreements with any Person, including the Target Group Companies, that are in effect now or at the time a venue hereafter becomes subject to this provision.

(b) First Class Legitimate Theaters in Certain Markets. The Parties agree that the Seller and its Affiliates will not for a period of five years after the Closing Date own or otherwise control a First Class Legitimate Theater in any of the following markets: (i) Baltimore, (ii) Minneapolis, (iii) Boston and (iv) Toronto. Notwithstanding the foregoing,

(i) It is understood by the Parties that Seller will continue to own and/or operate the Boston Opera House in Boston after the Closing and such ownership and/or operation will not be considered a violation of this provision.

(ii) The parties expressly acknowledge and agree that a purchase or other acquisition of a First Class Legitimate Theater by Seller or any of its Affiliates shall not be a violation of the covenant contained in this Section 5.16(b) if (A) the use of such venue is changed as soon as commercially reasonable after completion of such acquisition such that the presentation of Theatrical Shows becomes Incidental (as hereinafter defined) to the operation of such venue or Incidental (as hereinafter defined) to such venue’s other uses or (B) Purchaser is offered a right to bid to provide any subscription series for Theatrical Shows in such First Class Legitimate Theater (provided that if there is a pre-existing contract related to any subscription series for Theatrical Shows at such First Class Legitimate Theater, then such right to bid will only apply after expiration of such pre-existing contract).

(iii) The parties expressly acknowledge and agree that the covenant contained in this Section 5.16(b) shall not be violated as a result of Seller or any of its Affiliates acquiring the right to manage a First Class Legitimate Theater; provided, if such right to manage includes the right to control the content to be presented in such First Class Legitimate Theater, then clause (ii) will apply in lieu of this clause (iii) in the same manner as if such First Class Legitimate Theater had been acquired by Seller or its Affiliates.

(c) Definition of “Incidental”. As used herein, the meaning of the term “Incidental” shall be determined as follows:

(i) For purposes of Section 5.16(a), “Incidental” shall mean, with respect to any entertainment venue, the presentation of Theatrical Shows in such entertainment venue for a number of weeks equal to or less than one-third (1/3) of (x) the highest number of presenting weeks of Theatrical Shows in any first class legitimate theater in the same market in any of the three most recently completed calendar years or (y) if there is no first class legitimate theater in the same market, the highest number of presenting weeks of Theatrical Shows in a first class legitimate theater in a market with comparable population and demographics in any of the three most recently completed calendar years.

(ii) For purposes of Section 5.16(b), “Incidental” shall mean, with respect to any First Class Legitimate Theater, the presentation of Theatrical Shows for a number of weeks equal to or less than one-third (1/3) of the highest number of presenting weeks of Theatrical Shows in any of the three most recently completed calendar years presented by the Target Group Companies (or Purchaser) in the same market.

(d) No Japanese Presenting Business. The Seller represents that it and its Affiliates do not now, and agrees as of the Closing Date it will not, operate a Presenting Business in Japan.

(e) Clarifying Exemption Related to Non-Theatrical Shows. Notwithstanding anything herein to the contrary, Seller and its Affiliates may book, promote, produce, sponsor and/or present any non-Theatrical Shows (including without limitation any concerts, comedy or other entertainment event) in any venue any where in the world without violating the provisions of this Section 5.16,

(f) Right to Invest in Other Persons. Notwithstanding the above, Seller and its Affiliates may make investments in other Persons (regardless of the type of business that such Person may operate) without violating the covenants and restrictions contained in this Section 5.16, provided such investment does not represent a controlling ownership interest in such Person or otherwise give veto power to Seller and/or its Affiliates with respect to the operations or booking of any of the venues managed, owned or operated by such Person.

(g) Non-Applicability to Chicago. Notwithstanding anything herein to the contrary, the provisions of clauses (a) through (f) of this Section 5.16 shall not apply to or otherwise restrict, limit or impact any activities by Seller or any of its Affiliates in the greater Chicago, Illinois area; provided that the provisions of Section 5.16(h) shall apply for the benefit of Purchaser in accordance with its terms.

(h) Chicago Covenant. On and subject to the terms hereof, Seller and its Affiliates will not, for a period of five years after the Closing Date of the BIC Transaction, own or otherwise control any of the legitimate theaters in the greater Chicago area listed on Schedule 5.16(h) hereto (“Applicable Chicago Theaters”).

(i) Certain Exceptions. Notwithstanding the foregoing, the purchase or other acquisition of an Applicable Chicago Theater by Seller or any of its Affiliates shall not be a violation of the covenant contained in this Section 5.16(h) if one of the following conditions apply:

(A) the use of such Applicable Chicago Theater is changed as soon as commercially reasonable after completion of such purchase or other acquisition such that the presentation of Theatrical Shows becomes de minimis (as hereinafter defined), with the understanding that, for purposes of determining whether the use of such Applicable Chicago Theater is being changed as soon as commercially reasonable, it will be commercially reasonable to fulfill and honor any existing contractual arrangement for the presentation of Theatrical Shows at such Applicable Chicago Theater that are in place at the time of the purchase or other acquisition thereof but it will not be commercially reasonable to extend, renew or replace (other than any extension effected pursuant to the exercise of a unilateral option held by the other party pursuant to the terms of such existing contractual arrangement) any such existing contractual arrangement for the presentation of Theatrical Shows at such Applicable Chicago Theater after the purchase or other acquisition thereof; or

(B) no subscription series of Theatrical Shows are operated in such Applicable Chicago Theater other than a subscription series operated by a third party unrelated to Seller but then only if the Purchaser is offered a right to bid to provide any such subscription series for Theatrical Shows in such Applicable Chicago Theater (except that if there is a pre-existing contract related to any subscription series for Theatrical Shows at such Applicable Chicago Theater, then such right to bid will only apply after expiration of such pre-existing contract).

(ii) Management Exception. The covenant contained in this Section 5.16(h) shall not be violated as a result of Seller or any of its Affiliates acquiring the right to manage an Applicable Chicago Theater; provided, if such right to manage includes the right to control the content to be presented in such Applicable Chicago Theater, then clause (i) will apply in lieu of this clause (ii) in the same manner as if such Applicable Chicago Theater had been acquired by Seller or its Affiliates.

(iii) BIC Transaction Waiver/Amendment. Reference is made to the fact that Seller has undertaken a covenant that is substantially similar to the provisions of this Section 5.16(h) as a part of the BIC Transaction (the “BIC Chicago Ownership Covenant”). If the purchaser in the BIC Transaction should agree to amend or waive any of the provisions of the BIC Chicago Ownership Covenant for the benefit of Seller, then such amendment or waiver shall also apply to the provisions contained in this Section 5.16(h) in the same manner and to the same extent as if Purchaser had agreed to the same amendment or waiver for the benefit of Seller.

(iv) Definitions. As used herein, the meaning of (x) the term “de minimis” shall mean, with respect to any Applicable Chicago Theater, that there are less than eight (8) weeks of Theatrical Shows presented per year in such Applicable Chicago Theater and (y) the term “BIC Transaction” shall refer to the sale by Seller of its interest in Broadway in Chicago, LLC and related assets to certain entities controlled by James L. Nederlander.

(i) Effect on Default under Minneapolis Guaranty. If Purchaser should ever default under the Assumption Agreement with respect to the Minneapolis Guaranty and Seller or any of its Affiliates should thereafter acquire the right to manage, operate, possess, use or exploit any one or more of the Pantages Theater, The State Theater and the Orpheum Theater in Minneapolis (collectively, the “Minneapolis Theaters”) in connection with or as a result of such default under the Assumption Agreement with respect to the Minneapolis Guaranty, then the provisions of this Section 5.16 shall no longer apply to or otherwise restrict, limit or impact any activities by Seller or any of its Affiliates with respect to the Minneapolis Theaters.

SECTION 5.17 Canadian Tax Clearance Certificate. If Seller does not provide Purchaser with a certificate issued by the Minister of National Revenue under subsection 116(2) of the Income Tax Act (Canada) on or before Closing with a certificate limit at least equal to the TCN Price, Purchaser shall withhold from the Equity Consideration an amount equal to 25% of the TCN Price (the “Retained Amount”). The Retained Amount shall be deposited in an in interest-bearing account and shall be dealt with it as follows:

(a) If Seller delivers to Purchaser, not later than the 27th day of the month following the month in which the Closing occurs (the “Due Date”), either (i) a certificate issued by the Minister of National Revenue pursuant to subsection 116(4) of the Income Tax Act (Canada) in connection with the sale of the TCN Shares or (ii) a certificate issued by the Minister of National Revenue under subsection 116(2) in respect of such sale with a certificate limit at least equal to the TCN Price, then Purchaser will pay forthwith to Seller the Retained Amount together with any interest earned on the Retained Amount (net of any applicable tax);

(b) If Seller delivers to Purchaser not later than the Due Date, a certificate under subsection 116(2) of the Income Tax Act (Canada) in respect of the disposition of the TCN Shares with a certificate limit less than the TCN Price, Purchaser will pay to the Receiver General for Canada within 30 days after the end of the month in which the Closing occurs an amount equal to 25% of the amount by which the TCN Price exceeds such certificate limit and pay to the Seller the balance of the Retained Amount together with any interest earned on the Retained Amount (net of any applicable tax);

(c) If a certificate under subsection 116(2) or 116(4) of the Income Tax Act (Canada) is not delivered as contemplated in paragraphs (a) or (b) above and no Comfort Letter (as defined below) is provided to Purchaser by the Due Date, Purchaser shall pay the Retained Amount to the Receiver General for Canada within 30 days after the end of the month in which the Closing occurs;

(d) If a certificate under subsection 116(2) or 116(4) of the Income Tax Act (Canada) is not delivered as contemplated in paragraphs (a) or (b) above but a Comfort Letter (as defined below) is provided to Purchaser by the Due Date, Purchaser shall continue to hold the Retained Amount in escrow in accordance with the terms of the Comfort Letter, and any interest or other income earned in connection with the Retained Amount from the Closing to the remittance date (net of any applicable taxes) will be paid promptly by the Purchaser to the Seller; or

(e) If, following the Closing, the Minister of National Revenue indicates in writing to the Purchaser that it will issue a certificate pursuant to Section 116 of the Income Tax Act (Canada) in respect of the TCN Shares upon the payment of an amount (the “Tax Amount”) that does not exceed the Retained Amount, then Purchaser shall remit the Tax Amount to the Receiver General as payment of the Tax Amount. Upon delivery of such certificate pursuant to Section 116 of the Income Tax Act (Canada), the Purchaser shall release to the Seller the Retained Amount (plus interest thereon, less any applicable taxes) less the Tax Amount.

In this section “Comfort Letter” means a letter from the Canada Revenue Agency addressed to Purchaser confirming to Purchaser’s satisfaction, acting reasonably, that Purchaser need not remit any amount in respect of the purchase and sale of the TCN Shares under subsection 116(5) of the Income Tax Act (Canada) until further notification by the Canada Revenue Agency and until such further notification will not be liable under the Income Tax Act (Canada) in respect of income taxes, interest or penalties arising from such sale. The provisions of this Section 5.17 shall apply mutatis mutandis in respect of each payment made by Purchaser to Seller in respect of the purchase and sale of the TCN Shares pursuant to the Agreement.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.1 Participation in Benefit Plans as of the Closing.

(a) At and after the Closing, all Employees who are employed with any of the Target Group Companies following the Closing Date and those employees of the Seller Group Companies listed on Schedule 6.1(a) who have been assigned to the Target Group Companies (all of the foregoing employees being herein collectively called the “Continued Employees”) will cease to participate in any and all of the Employee Benefit Plans other than, with respect to any Canadian Employees, the Canadian Employee Benefit Plans.

(b) At and after the Closing, the Purchaser and its Affiliates (including the Target Group Companies) shall pay, discharge and be responsible for all salary, wages, severance costs, benefits and claims (including workers compensation or other similar benefits and claims) arising out of or relating to the employment of the Continued Employees (including the Canadian Employees) after the Closing, including (i) all liabilities for accrued vacation, holiday, sick leave, salary continuation or short-term disability benefits; (ii) the payment of accrued payments or bonuses under any annual or long-term management or employee incentive or bonus plans, programs or arrangements; and (iii) any retirement plan and non-qualified deferred compensation plan arising out of or relating to the employment of the Continued Employees after the Closing Date.

(c) At and after the Closing, the Target Group Companies shall be fully responsible and liable for all employment-related claims relating to any employee or independent contractor (employed or under contract at any time) of any Target Group Company which relates to, arises out of, or results from the employment or engagement of such Person in the Target Business after the Closing.

For purposes of allocating responsibility under this Section 6.1, a medical claim is deemed incurred when the services that are the subject of the claim are performed; in the case of hospitalization, upon commencement of hospitalization; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, the later of when the disability is determined to have occurred or when the employee ceased active employment as a result of the disability; and, in the case of workers’ compensation, when the event giving rise to the claim occurs.

SECTION 6.2 Continuation of Benefits. As of the Closing Date, the Purchaser shall permit the Continued Employees to participate in the employee benefit and welfare plans (or, with respect to the Canadian Employees, to continue to participate in the Canadian Employee Benefit Plans or suitable replacement plans) of the Purchaser or its Affiliates (the “Purchaser Plans”). For purposes of vesting, eligibility and calculation of severance payments, all Continued Employees shall retain their respective levels of seniority and shall, where applicable, receive full credit under the Purchaser Plans for all service with the Target Group Companies prior to the Closing Date. The Purchaser shall, where applicable, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under the Purchaser Plans and provide each Continued Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under the Purchaser Plans.

SECTION 6.3 Liability After the Closing. Except as provided in Schedule 6.3, following the Closing, Purchaser shall be solely responsible for, and shall indemnify, defend and hold the Seller and its Affiliates harmless from and against, any Losses incurred by any of them arising from or relating to any acts or omissions of the Purchaser or its Affiliates (including the Target Group Companies) in connection with the employment or termination of Continued Employees.

SECTION 6.4 Individual Account Plan. With respect to any Employee Benefit Plan that is attributable to elective deferral contributions and matching contributions in connection with such elective deferral contributions within the meaning of Sections 401(k) and 401(m) of the Code, within thirty (30) Business Days following Closing Date, Purchaser shall cause Purchaser’s qualified retirement plan, if it does not already so provide, to be amended to permit the Continued Employees to roll over their account balances (including any outstanding loans) to Purchaser’s qualified retirement plan, and Purchaser shall allow Continued Employees to so roll over such account balances (including any outstanding loans).

SECTION 6.5 COBRA. Seller shall provide all required notifications under Section 601 of ERISA, et. seq., to Employees (and their qualified beneficiaries) who lose coverage under Seller’s health plans as a result of the transactions contemplated herein. Purchaser shall (i) assume any and all obligations to provide continuation coverage pursuant to Section 601 of ERISA, et. seq., with respect to Continued Employees and their qualified beneficiaries (excluding any individual who became a qualified beneficiary prior to Closing), and (ii) indemnify the Seller Group Companies for any and all Liabilities that the Seller Group Companies may incur as a result of Purchaser’s failure to provide continuation coverage to any Continued Employee or qualified beneficiary (excluding any individual who became a qualified beneficiary prior to Closing), including, but not limited to, any Liabilities or excise taxes arising pursuant to Code Section 4980B.

SECTION 6.6 WARN. Prior to Closing, Seller shall comply, and cause the Target Group Companies to comply, with any obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) and other applicable worker compensation legislation to the extent events implicating WARN or such other applicable worker compensation legislation occur prior to or at the Closing.

SECTION 6.7 No Other Rights. Without limiting or restricting the provisions of Section 11.11, nothing in this Article VI or elsewhere in the Agreement shall be deemed to create or confer any rights or remedies (including any agreement for employment or other benefits) to any Person other than the Parties.

ARTICLE VII

TAX MATTERS

SECTION 7.1 Preparation and Filing of Returns. For any Straddle Period of the Target Group Companies, Purchaser shall timely prepare and file with the appropriate Tax Authority all Returns required to be filed and shall pay all Taxes due with respect to such Returns, and such Returns shall be prepared reasonably consistently with past practices; provided, however, that Seller shall reimburse Purchaser (in accordance with the procedures set forth in Section 9.4(e)) for any amount owed by Seller pursuant to Section 9.4 with respect to any Straddle Period covered by such Returns. Subject to Section 7.4, for any taxable period of the Target Group Companies that ends on or before the Closing Date, Seller shall timely prepare and provide to the Target Group Companies for filing with the appropriate Tax Authority all Returns required to be filed and shall pay all Taxes due with respect to such Returns and such Returns shall be prepared reasonably consistently with past practices. Purchaser and Seller agree to cause the Target Group Companies (other than the Canadian Subsidiaries) to file all Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Return filed on that basis. With respect to the Canadian Subsidiaries, Purchaser and Seller agree that the taxable period ending with respect to the Closing Date shall be deemed to have ended at 11:59 p.m on the day immediately preceding the Closing Date.

SECTION 7.2 Mutual Cooperation, Access and Assistance. Seller, the Target Group Companies and Purchaser shall fully cooperate to the extent reasonably requested, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to cooperate, in preparing and filing all Returns, including maintaining and making available to each other all records reasonably necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Purchaser and Seller recognize that Seller, Purchaser and their respective Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information with respect to the Target Group Companies to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Seller and Purchaser agree, and Purchaser agrees to cause the Target Group Companies, (i) to use their best efforts to retain and maintain such records until such time as Seller and Purchaser agree that the retention and maintenance is no longer necessary and to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or the Target Group Companies, as the case may be, shall allow the other party to take possession of such books and records, and (ii) to allow Seller, Purchaser, and their respective agents and other representatives (and agents or other representatives of any of their respective Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the requesting party may deem reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party’s expense. Neither the Purchaser nor any of the Target Group Companies (nor any transferee) shall file or cause to be filed any amended Return of any of the Target Group Companies for any Pre-Closing Tax Period without the prior written consent of Seller, which consent may be withheld in its reasonable discretion.

SECTION 7.3 Refunds, Credits and Offsets. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Target Group Companies, or of any consolidated, combined, unitary, affiliated or aggregate group of which the Target Group Companies is or has been a member, for any taxable period ending on or before the Closing Date shall be for the account of Seller. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Target Group Companies for any taxable period beginning after the Closing Date, or, solely, for Canadian tax purposes, on or after the Closing Date, shall be for the account of Purchaser. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Target Group Companies for any Straddle Period (other than, solely for Canadian tax purposes, a taxable period that begins on the Closing Date) shall be equitably apportioned between Seller and Purchaser. Provided that the non-requesting party, acting in good faith, determines that there is a reasonable basis for filing a claim with the relevant Taxing Authority, and that the filing of such claim will not result in an increase in the Tax liability of such non-requesting party, each party shall, if the other party so requests and at such other party’s sole expense, cause the Target Group Companies to file for and obtain any refunds, credits or offsets to Taxes to which the requesting party is entitled under this Section. Purchaser shall permit Seller to control the prosecution of any such claim relating solely to one or more taxable periods ending on or before the Closing Date and, shall cause each of the Target Group Companies to cooperate as reasonably necessary for Seller to prosecute such refund claim. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this Section to receive the amount or economic benefit of a refund, credit or offset to Tax, the amount of such refund, or the economic benefit of such credit or offset to Tax, within 15 days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 9.4(e). Purchaser agrees that it shall not cause or permit the Target Group Companies to carry back to any taxable period ending on or prior to the Closing Date any net operating loss, loss from operations or other Tax attribute, and further agrees that Seller have no obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by Purchaser of the foregoing undertaking.

SECTION 7.4 Examination Adjustments. Seller shall be responsible for filing any amended consolidated, combined or unitary Returns for taxable years ending on or prior to the Closing Date that are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign Taxing Authorities for such taxable years as finally determined. For those jurisdictions in which Separate Returns are filed by the Target Group Companies, any required amended Returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to such Target Group Company for review and comment and filing at least 30 days prior to the due date for filing such Returns.

SECTION 7.5 Other Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby shall be borne equally by Seller and Purchaser, and Seller and Purchaser shall cooperate timely in making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

SECTION 7.6 Termination of Tax Sharing Agreement. Seller shall cause the provisions of any Tax sharing agreement between Seller or any of its Affiliates, on the one hand, and the Target Group Companies on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

SECTION 7.7 Treatment of Tax Indemnity Payments. Seller and Purchaser agree to treat any amounts payable pursuant to Article IX as an adjustment to the Total Consideration Amount, unless a final determination causes any such payment not to be treated as an adjustment to the Total Consideration Amount for Federal income tax purposes.

SECTION 7.8 Timing of Non-Ordinary Course Transactions on the Closing Date. Purchaser and Seller agree to report for income Tax purposes all transactions approved by Purchaser which are not in the ordinary course of business and which occur on the Closing Date after Purchaser’s purchase of the Shares as occurring at the beginning of the day following the Closing Date to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), and Purchaser agrees to indemnify Seller for any additional Taxes owed by any of the Seller Group Companies resulting from any such transaction.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.1 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and the representations and warranties of Purchaser contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Closing Date, in each case as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except for changes permitted or contemplated by this Agreement;

(b) Covenants. The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects;

(c) [Intentionally deleted];

(d) Regulatory Approvals. Any waiting period (and any extension thereof) under the HSR Act or the Investment Canada Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated; and

(e) No Order. There shall not be in effect any Law or Governmental Order directing that the transactions contemplated by this Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

SECTION 8.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement that are qualified by materiality, including the standard of “Material Adverse Effect”, shall be true and correct as of the Closing Date and the representations and warranties of Seller contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Closing Date, in each case as if made as of the Closing Date (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except for changes permitted or contemplated by this Agreement;

(b) Covenants. The covenants and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects;

(c) [Intentionally deleted];

(d) Regulatory Approvals. Any waiting period (and any extension thereof) under the HSR Act or the Investment Canada Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated; and

(e) No Order. There shall not be in effect any Law or Governmental Order directing that the transactions contemplated by this Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions; provided, however, that Purchaser shall have used all of its reasonable best efforts to have any such Governmental Order vacated or lifted and shall have complied with its obligations under Section 5.3.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(g) Release of Senior Facility Liens. Seller’s Senior Lender Agent shall have executed such documents or instruments as may be required to release the Senior Facility Liens to the extent encumbering all or any portion of the Shares and the Target Group Assets.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Survival. The representations and warranties contained in this Agreement will survive the Closing (a) indefinitely, with respect to the representations and warranties contained in Sections 3.1 (Organization), 3.2 (Authority; Enforceability), 3.5 (Capital Stock of the Target Parent Companies), 3.6(a) (Target Subsidiaries), 3.10(d) (No Liens on Assets), 4.1 (Organization) and 4.2 (Authority; Enforceability) (all of the foregoing representations being herein called the “Indefinitely Surviving Representations”); and (b) until the date falling twelve months after the Closing Date in the case of all other representations and warranties (other than any representations or warranties contained in Section 3.18 (Taxes), which shall expire at the Closing). If written notice of a claim for breach of representation or warranty has been given in accordance with Section 9.2(c) prior to the expiration of the applicable survival period, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

SECTION 9.2 Indemnification other than for Tax Matters.

(a) From and after the Closing, Purchaser and its Affiliates and each of their respective, officers, directors, employees and agents shall be indemnified and held harmless by Seller for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty made by Seller in this Agreement;

(ii) the breach of any covenant or agreement by Seller contained in this Agreement;

(iii) that certain Mortgage and Security Agreement encumbering the Charles Playhouse in Boston, Massachusetts issued by Boston Playhouse Realty, Inc. to Joanna Datello, Trustee of the Palm Beach Productions Trust and recorded on July 12, 1995 in Book 19876, Page 1 of the Suffolk Registry of Deeds (the “Boston Playhouse Lien”);

(iv) any matter disclosed in Schedule 3.13, other than any claim arising under item 7 listed under “Pending and Threatened Litigation” which is subject to indemnification by Purchaser under Section 9.2(b)(iv);

(v) any violation by Seller of the Minneapolis Excluded Obligations, including a draw under any letter of credit supplied by Purchaser to the City of Minneapolis solely as a result of a violation of Section 9 of the Minneapolis Guaranty (provided, however, if as a result of a violation of the Minneapolis Excluded Obligations, Seller is required to prepay all lease payments under the lease of the Minneapolis

Theaters, Seller shall be subrogated to the position of the landlord under such lease as to such lease payments, after which time, the tenant under such lease shall continue to make lease payments in accordance therewith to Seller as if there had been no acceleration of the lease payments); or

(vi) any claim described on Schedule 9.2(a)(vi) hereof.

The foregoing provisions of this Section 9.2(a) shall not apply with respect to any Losses arising out of (and no indemnification hereunder shall be available with respect to) any (A) breach of any representation or warranty of Seller that is terminated as provided in Section 9.1 or (B) breach of the representations and warranties of Seller contained in this Agreement (other than any breach of the representations and warranties contained in Section 3.3 hereof with respect to the contracts listed on Schedule 9.2(a)) which would result in the failure of any of the conditions in Section 8.2(a) to be satisfied, but only if Purchaser had Knowledge of such breaches (or received notice thereof pursuant to Section 5.4) prior to the Closing Date. Seller agrees that any knowledge or information of, or acquired by or on behalf of, Purchaser through due diligence or otherwise shall not be a defense to Seller from, or serve as any limitation on Purchaser to make, claims under Section 9.2(a)(ii), (iii) or (iv) of this Agreement.

(b) From and after the Closing, the Seller Group Companies and each of their respective officers, directors, employees and agents shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:

(i) the breach of any representation or warranty made by Purchaser in this Agreement;

(ii) the breach of any covenant or agreement by Purchaser contained in this Agreement or the Assumption Agreement;

(iii) the possession, use, operation, management, modification, disposition or exploitation of any of the Target Group Assets by Purchaser or its Affiliates, including, without limitation, any Losses arising from or related to the operation of the Canon Theatre by Purchaser or its Affiliates after the Closing pursuant to a 90-day carryover permit to sell liquor under the existing liquor license at the Canon Theatre (except insofar as Purchaser is entitled to indemnification, subject to the limitations set forth in this Agreement, for such Losses pursuant to Section 9.2(a)); or

(iv) any claim described on Schedule 9.2(b)(iv) hereof

The foregoing provisions of this Section 9.2(b) shall not apply with respect to any Losses arising out of (and no indemnification hereunder shall be available with respect to) any (A) breach of any representation or warranty of Purchaser that is terminated as provided in Section 9.1 and (B) breaches of the representations and warranties of Purchaser contained in this Agreement (other than any breach of the representation and warranty contained in Section 4.7 hereof) which would result in the failure of any of the conditions in Section 8.1(a) to be satisfied, but only if Seller had Knowledge of such breaches (or received notice thereof pursuant to Section 5.4) prior to the Closing Date.

(c) Any party seeking indemnification under this Section 9.2 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The liability of an Indemnifying Party under this Section 9.2 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 9.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(i) If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 20 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure.

(ii) The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 20 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together.

(iii) In the event the Indemnifying Party exercises the right created in clause (ii) to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(iv) In the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(v) The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.

(vi) No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

(vii) If Indemnifying Party does not defend such Third Party Claim in good faith in accordance with the terms of this Agreement, the Indemnified Party shall be entitled to settle or compromise such Third Party Claim without the written consent of the Indemnifying Party.

(d) For purposes of determining whether a breach or default of a representation, warranty, covenant or agreement contained in this Agreement has occurred and calculating the amount of Losses arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement, the applicable provision shall be read and interpreted as if any qualification or limitation stated therein with respect to materiality or material adverse effect was not contained therein.

(e) The respective indemnification obligations of the parties with respect to Tax matters shall be governed by Section 9.4 and this Section 9.2 shall not be applicable to any such matters.

SECTION 9.3 Limits on Indemnification.

(a) No amount shall be payable by any Indemnifying Party pursuant to Section 9.2(a)(i) or 9.2(b)(i) unless the aggregate amount of Loss indemnifiable under Section 9.2(a)(i) or 9.2(b)(i), as applicable, exceeds $2,000,000 (at which time, all Losses including those used to meet such threshold shall be subject to indemnification hereunder), except that such limitation shall not apply to or limit the rights of Seller pursuant to Section 9.2(b)(i) hereof with respect to or arising out of a breach of the representation made by Purchaser in Section 4.7 hereof.

(b) Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of Losses which may be recovered from Seller arising out of or resulting from the causes enumerated in Section 9.2(a)(i), or from Purchaser arising out of or resulting from the causes enumerated in Section 9.2(b)(i) shall not exceed $20,000,000, except that such limitation shall not apply to claims arising under the Indefinitely Surviving Representations or the Tax Indemnifications.

(c) In addition to any other limitations on indemnification that may apply, with respect to any claim for indemnification that Purchaser may assert regarding Environmental Laws or Hazardous Materials in connection with the Company Theaters, Seller shall have no obligation with respect to such claim to the extent that the Losses for which indemnification is sought arise out of any action that is not required by applicable Environmental Law or the applicable lease for the continued use of such Company Theater as it is used as of the date hereof. In addition, with respect to any claim that is the subject of this Section 9.3(c); (x) it is a condition precedent to any right of Purchaser to indemnification for such claim that, to the extent practicable, prior to incurring substantial costs with respect to such claim for which it may seek indemnification, Purchaser shall notify Seller of such claim and afford Seller the opportunity to evaluate the conditions giving rise to such claim; (y) if requested by Seller, Seller (at its sole expense) shall be entitled (but not obligated) to undertake, with Purchaser’s continued oversight, participation and approval (not to be unreasonably withheld or delayed), any investigation, remediation, or other action required or permitted by applicable Environmental Law or the terms of any binding lease (and any negotiation with regulatory authorities or landlords regarding same), and in the course thereof shall use commercially reasonable efforts to avoid any unreasonable interference with

Purchaser’s operations, and Purchaser shall afford Seller reasonable access to undertake any such investigation, remediation, or other action; and (z) Purchaser, the Seller Group Companies and the Target Group Companies shall exchange information and otherwise cooperate in order to facilitate the expeditious and cost-effective resolution of such claim.

SECTION 9.4 Tax Indemnification.

(a) Following the Closing, Seller shall indemnify Purchaser and its Affiliates (including the Target Group Companies) and its officers, directors, employees and agents and hold them harmless from (i) all liability for Taxes of the Target Group Companies for the Pre-Closing Tax Period, (ii) all liability (as a result of Treasury Regulation § 1.1502-6(a) or otherwise) for Taxes of Seller or any other Seller Group Company, (iii) any breach by Seller or any of its Affiliates (other than breaches occurring after the Closing by the Target Group Companies) of any covenant contained in Article VII and (iv) all costs and expenses (including reasonable attorneys’ fees and expenses) of asserting or defending any claims for Taxes described in subsections (i) and (ii) of this Section 9.4(a). Notwithstanding the foregoing, Seller shall not indemnify and hold harmless any of Purchaser, its Affiliates or officers, directors, employees or agents from any liability for Taxes attributable to any action taken after the Closing by Purchaser or any of its Affiliates (including the Target Group Companies), or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required by applicable Law or contemplated by this Agreement) (a “Purchaser Tax Act”) or attributable to a breach by Purchaser of any covenant contained in Article VII of this Agreement. Estimated Taxes paid by or on behalf of the Target Group Companies on or prior to the Closing Date shall be credited to Taxes with respect to the Pre-Closing Tax Period.

(b) Following the Closing, Purchaser shall, and shall cause the Target Group Companies to, indemnify Seller and its Affiliates and their respective officers, directors, employees and agents and hold them harmless from (i) all liability for Taxes of the Target Group Companies for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Purchaser’s indemnity will cover only that portion of any such Taxes that are not attributable to the Pre-Closing Tax Period), (ii) all liability for Taxes attributable to a Purchaser Tax Act or to a breach by Purchaser of any covenant contained in Article VII of this Agreement and (iii) all costs and expenses (including reasonable attorneys’ fees and expenses) of asserting or defending any claims for Taxes described in (i) of this Section 9.4(b).

(c) In the case of any Straddle Period:

(i) real, personal and intangible Property Taxes (“Property Taxes”) of the Target Group Companies for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period;

(ii) other than in the case of Taxes imposed under the Income Tax Act (Canada) and corresponding provincial statutes in respect of the Canadian Subsidiaries, the Taxes of the Target Group Companies (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; and

(iii) in the case of Taxes imposed under the Income Tax Act (Canada) and corresponding provincial statutes in respect of the Canadian Subsidiaries, the Taxes of the Canadian Subsidiaries (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the day preceding the Closing Date.

(d) Seller’s indemnity obligation hereunder in respect of Taxes for a Straddle Period shall initially be effected by its payment to Purchaser of the excess of (i) such Taxes for the Pre-Closing Tax Period over (ii) the amount of such Taxes with respect to the Target Group Companies paid by any of the Seller Group Companies at any time plus the amount of such Taxes paid by the Target Group Companies on or prior to the Closing Date. Seller shall pay such excess to Purchaser after written demand thereof is made by Purchaser (but not earlier than 5 days before the date on which the Taxes for the relevant taxable period are required to be paid to the relevant Taxing Authority). If the amount of such Taxes paid by the Seller Group Companies at any time plus the amount of such Taxes paid by the Target Group Companies on or prior to the Closing Date exceeds the amount of such Taxes for the Pre-Closing Tax Period, Purchaser shall pay to Seller the amount of such excess within 30 days after the Return with respect to the final liability for such Taxes is required to be filed with the relevant Taxing Authority. The payments to be made pursuant to this paragraph by Seller or Purchaser with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Straddle Period Taxes.

(e) With respect to tax claims:

(i) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to a party (the “First Party”), one of its Affiliates or any of its officers, directors, employees or agents pursuant to this Section 9.4, the First Party shall promptly and in any event no more than 30 days following the First Party’s receipt of such claim, give written notice to the other party (the “Second Party”) of such claim (a “Tax Claim”); provided, however, the failure of the First Party to give such notice shall only relieve the Second Party from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure.

(ii) With respect to any Tax Claim relating to a taxable period ending on or prior to the Closing Date (or, solely for Canadian income tax purposes, ending on the day prior to the Closing Date) for Taxes for which Seller is responsible for indemnifying under the terms of this Agreement, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Seller shall not, without the consent of Purchaser (which consent shall not be unreasonably withheld) take any such action with respect to a Separate Return that would materially increase Taxes for any taxable period beginning on or after the Closing Date (or, solely for Canadian income tax purposes, beginning on the Closing Date) for which Purchaser or the Target Group Companies would be responsible under this Agreement. Subject to the following sentence, Seller and Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Target Group Companies for a Straddle Period. Purchaser shall control all proceedings with respect to any Tax Claim relating to a taxable period beginning after (or, solely for Canadian income tax purposes, on or after) the Closing Date.

(iii) Seller, Purchaser, the Target Group Companies and each of their respective Affiliates shall fully cooperate to the extent reasonably requested with each other in contesting any Tax Claim. Such cooperation shall include the retention and, upon the request of the party or parties controlling proceedings relating to such Tax Claim, the provision to such party or parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(iv) In no case shall any of Purchaser or any of the Target Group Companies settle or otherwise compromise any Tax Claim relating to a taxable period ending on or prior to the Closing Date (or, solely for Canadian income tax purposes, ending on the day prior to the Closing Date) without Seller’s prior written consent. None of the Seller Group Companies, the Purchaser and Purchaser’s Affiliates (including the Target Group Companies) shall settle a Tax Claim relating to Taxes of the Target Group Companies for a Straddle Period (other than, solely for Canadian income tax purposes, any such period that begins on the Closing Date) without the prior written consent of both Seller and Purchaser. In no case shall Seller settle or otherwise compromise any Tax Claim relating to a taxable period beginning after (or, solely for Canadian income tax purposes, on or after) the Closing Date without Purchaser’s prior written consent. In the event that any party violates the provisions of this paragraph (relating to the settlement or compromise of Tax Claims), such party shall not be entitled to any indemnity payments with respect to such Tax Claim pursuant to this Section but only to the extent that the indemnifying party is actually prejudiced.

(f) indemnification provisions in this Agreement relating to Taxes shall survive the Closing until 90 days after the expiration of the applicable statute of limitations.

SECTION 9.5 Computation of Indemnifiable Losses. Any amount payable pursuant to this Article IX shall be decreased or returned to the Indemnifying Party in the amount of (i) any net reduction in Tax liability that is realized by the recipient of such amount upon the payment of or as a result of, an indemnifiable Loss and (ii) any insurance proceeds received by the recipient of such amount in respect of an indemnifiable Loss.

SECTION 9.6 Indemnification as Exclusive Remedy. The indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any Party in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, any of the Company Theaters or otherwise regarding the Target Group Companies. Notwithstanding the forgoing, the indemnification provided in this Article IX shall not be the exclusive post-closing remedy or otherwise limit the Purchaser’s remedies with respect to claims arising from Seller’s fraud or criminal activity, if any.

ARTICLE X

[INTENTIONALLY DELETED]

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred, provided, however, that Purchaser shall pay for all fees and expenses relating to antitrust, competition and foreign investment matters, if any, including filing fees and other fees and expenses related to obtaining approvals from, contesting, negotiating, resolving and otherwise addressing claims or positions asserted or held by any Governmental Authorities and provided further, however, Seller shall pay all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred prior to the Closing by the Target Group Companies in connection with the negotiation and preparation of this Agreement and completing the Closing (other than any costs and expenses incurred by the Target Group Companies at the special request of, and with the prior consent of, the Purchaser).

SECTION 11.2 Disclaimer Regarding Projections. In connection with Purchaser’s investigation of the Target Group Companies, Purchaser has received from the Seller Group Companies, the Target Group Companies and/or the respective representatives thereof, certain projections and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Purchaser shall have no claim against anyone with respect thereto. Accordingly, Purchaser acknowledges that Seller makes no representation or warranty with respect to such projections, forecasts or plans and that Seller makes only those representations and warranties explicitly set forth in Article III.

SECTION 11.3 Materiality. As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to the Target Group Companies”, “material to the Target Parent Companies” and the concept of the “material” nature of an effect upon the Target Group Companies or the Target Parent Companies shall be measured relative to the entire business of the Target Group Companies, taken as a whole, as such business is currently being conducted. There have been included in the Schedules, and may be included elsewhere in this Agreement, items which are not “material” within the meaning of the immediately preceding sentence; such inclusion shall not be deemed to be an acknowledgement by Seller that such items are “material” and shall not be used to further define the meaning of “material” for purposes of this Agreement.

SECTION 11.4 [intentionally left blank]

SECTION 11.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service or by telecopy to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(a)	if to Seller:

Live Nation Worldwide, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Attention: Ms. Lee Ann Gliha

with a copy to:

Live Nation Worldwide, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Attention: Mr. Michael Rowles

(b)	if to Purchaser:

Key Brand Entertainment Inc
220 West 42nd Street, 14th Floor
New York, NY 10036
Attention: John Gore

with a copy to:

Jeffer Mangels Butler & Marmaro, LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, California 90067
Facsimile: 310-203-0567
Attention: Frederick W. Gartside, Esq.

and a copy to:

Tom McGrath
c/o Crossroads Media LLC
10880 Westwood Boulevard, Suite 870
Los Angeles, California 90024
Facsimile: 310-446-4930

SECTION 11.6 Public Announcements.

(a) Following execution of this Agreement, Purchaser will not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Purchaser may, without the prior consent of the Seller, make such press release or public announcement as may be required by Law or any listing agreement with a securities exchange if it has used all reasonable efforts to consult with Seller and to obtain Seller’s consent but has been unable to do so in a timely manner.

(b) Seller shall not be restricted or limited in regard to any press release or public announcement in respect of this Agreement or the transactions contemplated hereby except that the portion of any press release or public announcement that describes the terms of the transaction contemplated herein must be approved by Purchaser, such approval not be unreasonably withheld or delayed, provided that (i) the foregoing shall not limit or restrict Seller’s right to make such disclosures or public filings as may be required by Law or any listing agreement with a securities exchange if Seller has used all reasonable efforts to consult with Purchaser and to obtain Purchaser’s consent but has been unable to do so in a timely manner and (ii) any press release or any other presentation that references the transaction contemplated herein that contains a description of this transaction that is substantially similar to the description contained in a prior press release approved by Purchaser will not require further approval from Purchaser.

SECTION 11.7 Headings; Table of Contents. The descriptive headings contained in this Agreement and table of contents of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.9 Entire Agreement. This Agreement, the Confidentiality Agreement, and the Exhibits and Schedules attached hereto constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

SECTION 11.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by operation of law or otherwise by either Party without the prior written consent of the other Party (which consent may be granted or withheld in the sole discretion of such other Party), and any attempted assignment in violation of this Section 11.10 shall be void.

SECTION 11.11 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person other than the Parties any legal or equitable right, benefit or remedy of any nature whatsoever (including any rights as a third party beneficiary or otherwise) under or by reason of this Agreement.

SECTION 11.12 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties.

SECTION 11.13 Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (c) waive compliance with any of the agreements or conditions of another Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to the choice of law doctrine of California. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any federal court sitting in the County of Los Angeles, California, unless there is no federal court jurisdiction, in which case the action or proceeding shall be heard and determined in any state court sitting in the County of Los Angeles, California, and the Parties hereby irrevocably submit to the jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum. THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR PARTIES WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION THEREOF WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORT OR OTHER THEORIES OF LIABILITY. Each Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Section 11.5. Nothing in this Section shall affect the right of any Party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section shall not constitute general consents to service of process in the State of California and shall have no effect for any purpose except as provided in this Section and shall not be deemed to confer rights on any Person other than the Parties.

SECTION 11.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures delivered electronically shall have the same force and effect as “ink” signatures.

SECTION 11.16 Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments reflects a negotiated outcome and as such shall be construed as though the Parties participated equally in the drafting of the same. Any rule of construction providing that a document or provision be construed against the drafting party shall not be applicable to this Agreement or such other documents and instruments.

SECTION 11.17 Time of the Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement. The Parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to enter into this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIVE NATION WORLDWIDE, INC.

By:	/s/ Kathy Willard
Name:	Kathy Willard
Title:	Exec. Vice President

KEY BRAND ENTERTAINMENT INC.

By:	/s/ John Gore
Name:	John Gore
Title:	President

Exhibits and Schedules

Description of Exhibit	Name of Exhibit
Exhibit A	Transition Services Agreement
Exhibit B	Free Cash Calculation
Schedule 2.6	Allocation of Equity Consideration Among the Target Parent Companies
Schedule 3.3	Non-Contravention
Schedule 3.4	Governmental Consents
Schedule 3.5	Capital Stock of the Target Parent Companies
Schedule 3.6(a)	Target Subsidiaries
Schedule 3.6(b)	Theatrical Investments
Schedule 3.6(c)	Any Other Material Investments
Schedule 3.7(d)	Undisclosed Liabilities
Schedule 3.8	Absence of Certain Changes or Events
Schedule 3.9	Subscription Series Markets
Schedule 3.10(a)	Theaters
Schedule 3.10(b)	Current Use of Company Theaters
Schedule 3.11(a)	Contracts
Schedule 3.11(b)	Contract Defaults
Schedule 3.12	Compliance with Law
Schedule 3.13	Litigation
Schedule 3.14	Employee Benefit Plans
Schedule 3.15	Proprietary Rights
Schedule 3.16	Environmental
Schedule 3.17	Contracts with Certain Persons
Schedule 3.18(b)	Taxes – Deficiencies; Assessments; Etc.
Schedule 3.18(c)	Taxes – Elections
Schedule 3.19	Insurance
Schedule 3.20	Bank Accounts
Schedule 3.23	Bank Balances on January 10, 2008
Schedule 5.1	Conduct of Business Prior to Closing
Schedule 5.7	Additional Restricted Seller Names
Schedule 5.11	Excluded Assets
Schedule 5.12(a)	LN Guarantees
Schedule 5.12(b)	LN Letters of Credit
Schedule 5.16(h)	Chicago Theaters
Schedule 6.1(a)	Seller Group Employees Included as Continued Employees
Schedule 6.3	Certain Limitations on Severance Obligations
Schedule 9.2(a)(vi)	Special Indemnity by Seller to Purchaser
Schedule 9.2(b)(iv)	Special Indemnity by Purchaser to Seller
Schedule 9.2(a)	Certain Contracts